Exhibit 10.12

EXECUTION COPY

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  Double asterisks denote omissions.

COMMERCIALIZATION AGREEMENT

This Commercialization Agreement (this “Agreement”) is entered into as of 29 April 2013 (the “Effective Date”), by and between uniQure Biopharma B.V., formerly known as Amsterdam Molecular Therapeutics (AMT) B.V., a Dutch corporation, with its offices at Meibergdreef 61, 1105 BA Amsterdam, The Netherlands (“uniQure”), and Chiesi Farmaceutici S.p.A., an Italian corporation, with its offices at Via Palermo, 26/A, 43122 Parma, Italy (“Chiesi”). uniQure and Chiesi are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, uniQure is a company engaged in the research and clinical development of human gene based therapies. Its lead product, “Glybera”, for the treatment of lipoprotein lipase deficiency was approved by the European Commission in November 2012;

WHEREAS, Chiesi is a pharmaceutical company engaged in the research, development, sales and marketing as well as distribution of ethical medicinal products;

WHEREAS, uniQure desires to appoint Chiesi, on an exclusive basis, to obtain and maintain the best possible Price and Reimbursement Approval (as defined below) and to Commercialize (as defined below) the Product (as defined below) in the Territory (as defined below), in accordance with the terms and conditions set forth below, and Chiesi desires to accept uniQure’s exclusive appointment.

NOW, THEREFORE, uniQure and Chiesi hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Capitalized terms used herein shall have the meanings assigned to them as follows.

1.1                               “Affiliate” shall mean, with respect to a Party, any Person Controlled by, in Control of, or under common Control with such Party.

1.2                               “Additional Rights” has the meaning set forth in Section 7.5(a).

1.3                               “Agreement” has the meaning set forth in the first and opening paragraph of this Agreement.

1.4                               “Alliance Manager” has the meaning set forth in Section 4.4.

1.5                               “Applicable Laws” shall mean all applicable laws, statutes, codes, rules and regulations, judgments, order and ordinances, including any rules, regulations, guidelines or other requirements of any Regulatory Authority within the Territory, that may be in effect from time to time.

1.6                               “Approved Activities” has the meaning set forth in Section 8.1(b).

CONFIDENTIAL

1.7                               “Average Net Sales Price” shall mean the average net sales price of a particular Product in the Territory, calculated on a monthly basis, by dividing the Net Sales of the Product in the Territory effected in a particular calendar month by the number of patient doses of the Product accounting for the Net Sales in such calendar month.

1.8                               “Business Day” shall mean a day on which banking institutions in Amsterdam, The Netherlands and Parma, Italy, are open for business, excluding any Saturday or Sunday.

1.9                               “Certificate of Analysis” shall mean the certificate substantially in the form attached hereto as Schedule 1.9 evidencing the analytical test conducted on a specific lot of Product and setting forth, among other items, the items tested, Specifications, and test results.

1.10                        “Certificate of Compliance” shall mean the certificate substantially in the form attached as Schedule 1.10 stating that a specific lot of Product complies with the warranties set forth in Section 5.2.

1.11                        “Chiesi” has the meaning set forth in the first and opening paragraph of this Agreement.

1.12                        “Claims” has the meaning set forth in Section 6.1.

1.13                        “Co-Development and License Agreement” shall mean that certain Co-Development and License Agreement for Hemophilia B concluded separately between the Parties on the date hereof.

1.14                        “Collaboration” shall mean the relationship between and activities conducted by the Parties under this Agreement and all other agreements between the Parties referenced herein (other than the Confidentiality Agreement), including the Co-Development and License Agreement (collectively, the “Collaboration Agreements”).

1.15                        “Collaboration Agreements” has the meaning set forth in Section 1.14.

1.16                        “Commercialization” shall mean any and all activities, whether before or after Regulatory Approval, directed to the marketing, detailing and promotion of the Product and shall include pre-launch, launch and post-launch marketing, promoting, detailing, marketing research, medical affairs, managed markets, distributing, offering to commercially sell and commercially selling the Product, importing, exporting or transporting the Product for commercial sale and regulatory affairs with respect to the foregoing, including the filing and obtaining of Price and Reimbursement Approval for the Product, but shall not include Manufacturing nor any development activities. When used as a verb, “Commercializing”, “Commercialize” and “Commercialized” shall mean to engage in Commercialization.

1.17                        “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to a goal, reasonable, diligent, good faith efforts to accomplish such goal as a similarly situated (with respect to size and assets) pharmaceutical company would use to accomplish a similar goal under similar circumstances so as to achieve such goal as expeditiously as possible; provided that, with respect to the Commercialization of the Product, such efforts shall be substantially equivalent to those efforts and resources that a similarly situated (with respect to size and assets) pharmaceutical company would typically devote to its own internally discovered products of similar market potential at a similar stage in their product life so as to achieve such goal as expeditiously as possible (which, with respect to activities for which Chiesi is responsible, shall be without regard to any amounts paid or payable to uniQure with respect to the Product under this Agreement or the Co-Development and License Agreement). Without prejudice to the foregoing and with respect to Chiesi, Commercially Reasonable Efforts shall at least include the efforts as further described in Schedule 8.1(a).

1.18                        “Confidential Information” shall mean all confidential or proprietary information of a Party, including information regarding such Party’s or its Affiliates’ or licensors’ products, business, business plans, financial status, biological substances, chemical substances, formulations, techniques, methodology, equipment, sources of supply and patent positioning and information belonging to such Party’s Affiliate or a Third Party and provided to the other Party under this Agreement. The terms and conditions of this Agreement shall be deemed “Confidential Information” of both Parties. All information disclosed by uniQure prior to the Effective Date pursuant to the Two Way Confidentiality Disclosure Agreement between Amsterdam Molecular Therapeutics (AMT) B.V. and Chiesi Farmaceutici S.p.A. dated 22 July 2010 (the “Confidentiality Agreement”) shall be deemed “Confidential Information” of uniQure hereunder.

1.19                        “Confidentiality Agreement” has the meaning set forth in Section 1.18.

1.20                        “Confirmed Firm Order” has the meaning set forth in Section 2.4(c).

1.21                        “Control” or “Controlled” shall mean, (a) when used in reference to any Confidential Information, Patent or other Intellectual Property Rights, the possession (whether by ownership or license (other than solely pursuant to a license under this Agreement)) by such Party or any of its Affiliates, of the legal authority or right to grant to the other Party access or a license or sublicense to such Confidential Information, Patent or other Intellectual Property Rights as provided herein, without violating the terms of any agreement or arrangement with any Third Party, or (b) when used in reference to Section 1.1, (i) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise; (ii) ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; or (iii) status as a general partner in any partnership, or any other arrangement whereby a Person controls or have the right to control the board of directors or equivalent governing body of a corporation or other Person. Notwithstanding the foregoing, any portfolio company of any stockholder of such Person (which stockholder is a venture capital fund or private equity fund) shall not be deemed to be “under common Control with” such Person.

1.22                        “Controlling Party” has the meaning set forth in Section 7.5(b).

1.23                        “Cover” or “Covered” shall mean, with respect to any Patent and the subject matter at issue, that, but for a license granted under a Valid Claim of such Patent, the manufacture, use, sale, offer for sale or importation of the subject matter at issue would infringe such Valid Claim, or, in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

1.24                        “Delivery Notification” has the meaning set forth in Section 2.5(b).

1.25                        “Discretionary Manufacturing Changes” has the meaning set forth in Section 3.4(b).

1.26                        “Effective Date” has the meaning set forth in the first and opening paragraph of this Agreement.

1.27                        “EMA” shall mean the European Medicines Agency and any successor agency thereto.

1.28                        “EU” shall mean the European Union.

1.29                        “EU Member States” shall mean Austria, Belgium, Bulgaria, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom.

1.30                        “Executive Officers” shall mean the Chief Executive Officer of Chiesi or a senior officer designated by Chiesi, and the Chief Executive Officer of uniQure or a senior officer designated by uniQure.

1.31                        “Existing Third Party Licenses” has the meaning set forth in Section 7.4.

1.32                        “EXW” shall mean “ex works” as defined by the International Chamber of Commerce (Incoterms 2010).

1.33                        “Failure to Supply” has the meaning set forth in Section 2.6(a).

1.34                        “FDA” shall mean the US Food and Drug Administration and any successor agency thereto.

1.35                        “Field” shall mean the treatment of lipoprotein lipase deficiency.

1.36                        “Firm Order” shall mean a written (including facsimile or email) irrevocable firm purchase order for the Product, which order shall include the precise name of the Product ordered and the quantity of the Product ordered (such quantity to be equal or above the Minimum Order Quantity).

1.37                        “First Commercial Sale” shall mean the first sale by Chiesi, an Affiliate of Chiesi, or a Sub-distributor of Chiesi, as the case may be, of the Product to a Third Party in the Territory; provided, however, that neither (a) transfers of the Product between Chiesi and its Affiliates or Sub-distributors nor (b) supply of the Product for clinical trial purposes, shall constitute a First Commercial Sale.

1.38                        “Force Majeure Event” has the meaning set forth in Section 11.6.

1.39                        “Forecast” has the meaning set forth in Section 2.4(a).

1.40                        “FTE” shall mean an annual average of at least [**] hours allocated to one or more persons allocated to the Commercialization of the Product (including product specialists, KAMs, MSLs, medical, regulatory, pharmacovigilance, market access and marketing personnel) in the Territory (both at an headquarter and country level).

1.41                        “Fully Loaded Cost of Goods” shall mean the fully loaded cost of goods of the Product as defined in Schedule 2.3.

1.42                        “GDPs” shall mean the current good distribution practices promulgated by any Regulatory Authorities or Applicable Laws throughout the Territory that are applicable to the Product.

1.43                        “Gene Therapy” shall mean the introduction and expression of genetic material in cells of a person in order to cure a disease or to minimize disease symptoms.

1.44                        “Glybera Manufacturing Cost Reimbursement” has the meaning set forth in Section 2.3(c)(i).

1.45                        “GMPs” shall mean the current good manufacturing practices promulgated by any Regulatory Authorities or Applicable Laws throughout the Territory that are applicable to the Product.

1.46                        “Improvements” shall mean any improvements to the Product Controlled by uniQure during the Term, such as future formulations, dosages, dosage forms, delivery modes and line extensions of the Product, packaging of the Product, labeling of the Product, and developments in the Product itself.

1.47                        “Indemnified Party” has the meaning set forth in Section 6.3(i).

1.48                        “Indemnifying Party” has the meaning set forth in Section 6.3(i).

1.49                        “Intellectual Property Rights” shall mean all patents (including the Patents), trademarks (including the Trademark), trade names, service marks, trade dress, trade secrets and copyrights, including, without limitation, any renewal, extension or other rights therefor, and applications, provisionals, divisionals, reexaminations, continuations in part, divisions, continuations, reissues, additions, substitutions and registrations for any of the foregoing and all corresponding foreign patents and patent applications of each of the foregoing, technical information, devices, processes, procedures, discoveries, techniques, formulae, software, designs, drawings, data, methods, protocols, products, apparatuses and other materials, compositions, mask works, domain names, schematics, manufacturing processes, know-how, moral rights, software programs or applications, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, results of experimentation and testing (whether or not patentable) in written, electronic, physical (including in the form of tangible compounds or cell lines), oral or any other form, financial and marketing plans, customer and supplier lists and information, and all other intellectual property or proprietary rights.

1.50                        “JCC” has the meaning set forth in Section 4.2(a).

1.51                        “JSC” has the meaning set forth in Section 4.1(a).

1.52                        “Losses” has the meaning set forth in Section 6.1.

1.53                        “Lost Profit” has the meaning set forth in Section 2.6.

1.54                        “Manufacture” and “Manufacturing” shall mean all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of the Product or any intermediate thereof, including process development, process qualification and validation, scale up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, stability testing, quality assurance and quality control. When used as a verb, “Manufacture” shall mean to engage in Manufacturing.

1.55                        “Marketing Authorization” shall mean the authorization issued by the relevant Regulatory Authority necessary to place on the market the Product in any country or regulatory jurisdiction in the Territory (including the centralized approval of a Marketing Authorization Application in the EU). For clarity, a Marketing Authorization shall not include any applicable Price and Reimbursement Approvals.

1.56                        “Marketing Authorization Application” shall mean an application submitted to a Regulatory Authority for marketing approval of a drug or biologic product, including (a) a Marketing Authorization Application in the EU under Regulation (EC) No. 726/2004 or Directive 2001/83/EC, (b) any non-EU equivalent of the foregoing in any other country in the Territory, and (c) all supplements and amendments that may be filed with respect to any of the foregoing.

1.57                        “Marketing Plan” has the meaning set forth in Schedule 8.1(a).

1.58                        “Minimum FTEs” has the meaning set forth in Schedule 8.1(a).

1.59                        “Minimum Order Quantity” has the meaning set forth in Section 2.4(d).

1.60                        “Net Sales” shall mean the total amount of invoiced sales of the Product in the Territory by or on behalf of Chiesi or its Affiliates or Sub-distributors to Third Parties (including wholesalers, hospitals, end users and others), in bona fide arm’s length transactions, less the following deductions, in each case related specifically to the Product and customary in the trade and actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to Chiesi: (a) cash discounts allowed and actually taken; (b) taxes on sales (such as sales or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced; (c) freight and insurance to the extent added to the sale price and set forth separately as such in the total amount invoiced; (d) amounts repaid or credited by reason of rejections, defects, recalls, expirations, or returns; and (e) any governmental mandated charge backs, rebates, and discounts. No deductions shall be made for (x) commissions paid to individuals, whether they are with independent sales agencies or regularly employed by Chiesi or any of its Affiliates, and on its payroll, (y) the cost of collections, and (z) any advertising and promotional expenses. In no event shall Chiesi have a right to apply any discounts or deductions on the Product, resulting from Chiesi entering into “package deals” whereby Chiesi sells more than one product (in addition to the Product) to a customer and offers “package deal discounts”.

1.61                        “Non-Controlling Party” has the meaning set forth in Section 7.5(b).

1.62                        “Party” and “Parties” has the meaning set forth in the first and opening paragraph of this Agreement.

1.63                        “Patents” shall mean any patent or patent application, including utility patents, utility models, design patents, provisional applications, certificates of invention, and all divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, renewals, extensions (including any supplemental protection certificate) or additions to any patent or patent application that Cover the Product owned or Controlled by either of the Parties as of the Effective Date or during the Term. Schedule 1.63 sets forth a list of Patents that Cover the Product in the Territory owned or Controlled by uniQure as of the Effective Date, such list to be updated or confirmed upon the date this Agreement has become effective pursuant to Section 9.1(b).

1.64                        “Person” shall mean any natural person or any corporation, company, partnership, limited liability company, joint venture, firm, agency or other entity, including a Party.

1.65                        “Price and Reimbursement Approval” shall mean any approval or authorization of any Regulatory Authority establishing a pricing- and payment scheme or a reimbursement scheme for the Product in any country or jurisdiction of the Territory.

1.66                        “Product” shall mean the medicinal product set forth in Schedule 1.66, and any Improvements thereof.

1.67                        “Product Complaint” shall mean any oral or written communication of dissatisfaction issued by any Regulatory Authority regarding the identity, quality, durability, reliability or performance of any Product, including appearance, low fills, foreign materials, foreign product, defective packaging or defective labeling.

1.68                        “Profit” has the meaning set forth in Section 2.6.

1.69                        “Publishing Party” has the meaning set forth in Section 10.5(a).

1.70                        “Purchase Price” has the meaning set forth in Section 2.3(b).

1.71                        “Quality Agreement” has the meaning set forth in Section 3.3(a).

1.72                        “Registry” shall mean an organized system that uses observational study methods to collect uniform data (clinical and other) to evaluate specified outcomes for a population defined by a particular disease, condition, or exposure, and that serves one or more predetermined scientific, clinical, or policy purposes and meets the requirements of the EMA.

1.73                        “Regulatory Approval” shall mean any and all approvals (including, where required, any applicable Price and Reimbursement Approvals), licenses, registrations or authorizations of any Regulatory Authority necessary for the Commercialization or use of a Product in a country or jurisdiction, including Marketing Authorizations.

1.74                        “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, Regulatory Approval, manufacture, use, storage, import, promotion, marketing or sale of a drug or biologic product in a country or jurisdiction, including the EMA.

1.75                        “Regulatory Plan” has the meaning set forth in Section 3.2.

1.76                        “Required Manufacturing Changes” has the meaning set forth in Section 3.4(a).

1.77                        “SDEA” has the meaning set forth in Section 3.3(b).

1.78                        “Specifications” shall mean the composition, quality and specifications regarding the Product as may be amended, modified or supplemented from time to time in accordance with the terms hereof. The initial Specifications are annexed as Schedule 1.78.

1.79                        “Sub-distributor” shall mean a Third Party that is granted a sub-distribution or other Commercialization right in the Territory by Chiesi in accordance with this Agreement.

1.80                        “Subject Disclosure” has the meaning set forth in Section 10.3(b).

1.81                        “Target Price” has the meaning set forth in Schedule 8.1(a).

1.82                        “Term” has the meaning set forth in Section 9.1(a).

1.83                        “Territory” shall mean (i) the EU Member States, Iceland, Liechtenstein and Norway and (ii) Albania, Andorra, Bosnia, Croatia, Macedonia, Monaco, Montenegro, Republic of San Marino, Serbia (including Kosovo), Switzerland and Vatican City ((i) and (ii), collectively, “Territory A”) as well as (iii) Algeria, Brazil, China, Egypt, Mexico, Morocco, Pakistan, Russia and ex-CIS countries (i.e. Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kirghizstan, Moldova, Tajikistan, Turkmenistan, Ukraine and Uzbekistan), Tunisia and Turkey (“Territory B”).

1.84                        “Territory A” has the meaning set forth in Section 1.83.

1.85                        “Territory B” has the meaning set forth in Section 1.83.

1.86                        “Third Party” shall mean any Person other than uniQure, Chiesi, or their respective Affiliates.

1.87                        “Trademark” has the meaning set forth in Section 2.2(a)(i).

1.88                        “uniQure” has the meaning set forth in the first and opening paragraph of this Agreement.

1.89                        “uniQure Intellectual Property Rights” shall mean all Intellectual Property Rights Controlled by uniQure on the Effective Date or during the Term which would be infringed by the Commercialization of the Product as provided for in this Agreement.

1.90                        “Valid Claim” shall mean any claim within an issued and unexpired Patent or within a pending Patent application that (i) is not expired, lapsed, or abandoned, (ii) is not dedicated to the public, disclaimed, or admitted to be unenforceable or invalid; and (iii) has not been invalidated, held unenforceable or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, re-examination, reissue, disclaimer or otherwise.

1.91                        “Interpretation”. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Schedule shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, or Schedule, of or to, as the case may be, this Agreement. Except where the context clearly otherwise requires, (a) wherever used, the use of any gender will be applicable to all genders, (b) the singular shall include the plural and vice versa, (c) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (d) any reference to any Applicable Laws refers to such Applicable Laws as from time to time enacted, repealed or amended, (e) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (f) the words “include”, “includes” and “including” are deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (g) the word “or” has the inclusive meaning (i.e., “and/or”), (h) the word “day” means a calendar day, the word “month” means a calendar month, and the word “year” means, and the word “annual” refers to, a calendar year, (i) the word “quarterly” refers to a calendar quarter, (j) each accounting term used herein that is not specifically defined herein has the meaning given to it under the International Financial Reporting Standards, and (k) the captions or headings of the Schedule, Articles, Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

ARTICLE II

APPOINTMENT, SUPPLY OF PRODUCTS

2.1                               Appointment, Consideration.

(a)                                 Subject to the terms hereof, uniQure hereby appoints Chiesi as its distributor with the exclusive right to Commercialize the Product solely in the Field in the Territory during the Term.

(b)                                 Chiesi shall be entitled to appoint any of its Affiliates or, subject to the prior written consent of uniQure, which shall not be unreasonably withheld, Third Parties as sub-distributor to the extent required for Commercialization of the Product in the Field in the Territory. In this event, Chiesi shall procure, and shall remain ultimately responsible for, compliance by such Affiliates or Sub-distributors with all the relevant obligations of Chiesi hereunder.

(c)(1)                   Subject to the condition precedent pursuant to Section 9.1(b), Chiesi shall pay to uniQure, after receipt of a proper invoice, a one-time, non-refundable fee of EUR 2,000,000.00 (in words: two million Euro) in recognition of uniQure’s past expenditure developing the Product, within [**] Business Days after this Agreement has become effective pursuant to Section 9.1(b).

(c)(2)                   In consideration of the licenses, rights and interest granted under this Agreement, and in addition to any other payments due hereunder, Chiesi shall pay to

uniQure, after receipt of a proper invoice, the following commercial milestone payments, in each case within [**] days after the end of the corresponding calendar year:

(A)                               EUR [**] (in words: [**] Euro) when cumulated Net Sales of the Product achieve EUR [**] (in words: [**] Euro) in a calendar year;

(B)                               EUR [**] (in words: [**] Euro) when cumulated Net Sales of the Product achieve EUR [**] (in words: [**] Euro) in a calendar year;

(C)                               EUR [**] (in words: [**] Euro) when cumulated Net Sales of the Product achieve EUR [**] (in words: [**] Euro) in a calendar year;

(D)                               EUR [**] (in words: [**] Euro) when cumulated Net Sales of the Product achieve EUR [**] (in words: [**] Euro) in a calendar year.

Within [**] days after the end of each calendar year, Chiesi shall inform uniQure of the occurrence or, as the case may be, non-occurrence, of any such milestone event.

For the avoidance of doubt, each milestone is payable once, up to a maximum of EUR 42,000,000.00 (in words: forty two million Euro) in milestone payments and only one milestone is payable for any given calendar year. For clarity, the highest unpaid payment possible shall be paid with respect to a particular calendar year, and any payment not made because a higher payment was due shall be available for payment if the relevant Net Sales threshold is achieved in a subsequent year. For example, if, in calendar year 2014, Product sales of EUR [**] (in words: [**] Euro) are first achieved and Product sales had not achieved EUR [**] (in words: [**] Euro) in calendar year 2013, then EUR [**] (in words: [**] Euro) shall be due with respect to the sales in 2014 and if, in 2015, Product sales achieve at least EUR [**] (in words: [**] Euro), but less than EUR [**] (in words: [**] Euro), then the EUR [**] (in words: [**]  Euro) payment shall be due with respect to the sales in 2015.

(d)                                 Chiesi shall keep complete and accurate records of Product sold or otherwise made available as appropriate to determine the amount of commercial milestones and other payments to be paid to uniQure. These records shall be retained for at least [**] years after delivery of the Product pursuant to Section 2.5. uniQure shall have the right [**] at uniQure’s expense to retain an independent certified public accountant selected by uniQure, and reasonably acceptable to Chiesi, to review such records in the location(s) where such records are maintained by Chiesi upon reasonable notice and during regular business hours and under obligations of confidence. Results of such review shall be made available to both Parties. If the review indicates that there was an underpayment of any amount payable to uniQure, the amount of such underpayment shall be remitted to uniQure within [**] days after such review, together with interest calculated in the manner provided in paragraph (f) below. If the underpayment is equal to or greater than [**] percent ([**]%) of the amount that was otherwise due, Chiesi shall pay all of uniQure’s reasonable out-of-pocket expenses of such review. If the review indicates that there was an overpayment of any amounts by Chiesi, Chiesi may apply the amount of such overpayment to any future payment due to uniQure under Section 2.3.

(e)                                  All payments to be made under this Agreement shall be made in EUR by wire transfer to the account designated by uniQure in writing. If amounts (e.g. Average Net Sales Price or Fully Loaded Cost of Goods) relevant for the calculation of any payments to be made under this Agreement are in a currency other than Euros, such amounts shall be expressed in their Euro equivalent, calculated on the last Business Day of the calendar months to which the applicable amounts relate using the currency converter at www.oanda.com. Unless otherwise expressly set forth herein, all payments to uniQure are to be executed without any further deduction within [**] days after receipt by Chiesi of the invoice with respect thereto.

(f)                                   Any payment to uniQure under this Agreement that is not paid on or before the date such payment is due shall bear interest at the lesser of (i) [**] per year, or (ii) the highest rate permitted by Applicable Laws, calculated on the number of days such payments are overdue.

(g)                                  Any payment to be made under this Agreement shall be made plus value-added tax, if applicable.

(h)                                 To the extent that any payments hereunder by Chiesi to uniQure are subject to tax, Chiesi shall pay such tax; provided, however, that, with respect to any payments subject to withholding tax, Chiesi shall pay the applicable withholding tax amount to the relevant taxing authority and promptly provide uniQure with all necessary documentation for uniQure to recover such tax. Chiesi will take all reasonable and lawful steps to minimize the amount of any such withholding tax obligation and uniQure shall promptly provide all information and documentation in its possession necessary for doing so.

2.2                               Trademark, Labeling.

(a)                                 Trademark.

(i)                                     The Product will be Commercialized by Chiesi in the Field in the Territory exclusively under the trademark “Glybera” (as defined in Schedule 2.2(a)) or, subject to the prior written consent of uniQure, such alternative trademark identified by Chiesi (the “Trademark”). In the event that Chiesi provides sufficient written evidence to uniQure that the use of an alternative trademark is required under Applicable Laws to lawfully Commercialize the Product in any country or jurisdiction of the Territory and if Chiesi identifies any trademark other than “Glybera” for this purpose, then Chiesi shall be entitled to Commercialize the Product under such alternative trademark without the prior written consent of uniQure. In the event that Chiesi identifies any trademark other than “Glybera” for other material commercial reasons, Chiesi shall provide sufficient written evidence for such reasons to uniQure and shall not be entitled to Commercialize the Product under an alternative Trademark without the prior written consent of uniQure, such consent not to be unreasonably withheld. Chiesi shall inform uniQure promptly of the need of such alternative trademark, such notice to be accompanied by the aforementioned written evidence and a list of at least [**] alternative trademarks identified by Chiesi and suitable for Commercialization of the Product throughout the entire Territory.

(ii)                                  In case the Product is Commercialized by Chiesi under the Trademark “Glybera”, uniQure hereby grants to Chiesi the exclusive, royalty-free, perpetual, irrevocable, right and license (subject to Section 9.3 below) to use the Trademark “Glybera” to Commercialize the Product solely in the Field in the Territory, with the right to grant sublicenses to Sub-distributors according to Section 2.1(b). Further, uniQure hereby grants to Chiesi the non-exclusive, royalty-free, right and license to use uniQure’s trade name (as defined in Schedule 2.2(a)) in each country of the Territory during the Term solely for the purpose of identifying uniQure as the manufacturer and Marketing Authorization holder of the Product as contemplated in this Agreement.

(iii)                               Chiesi acknowledges that, subject to the foregoing licenses, uniQure shall own all right, title and interest in and to the Trademark “Glybera” inside and outside the Field, whether inside or outside of the Territory as well as any goodwill associated with the Trademark “Glybera”. Chiesi shall ensure appropriate use of the trademark “Glybera” at all times in the entire Territory and observe the applicable trademark use guidelines issued by uniQure, as amended from time, attached in Schedule 2.2(b). Chiesi shall not, during the Term or thereafter, register, use, or attempt to obtain any right in and to (A) the trademarks “Glybera” and “uniQure”, or (B) any name, logo or trademark confusingly similar thereto. If Chiesi or any of its Affiliates or Sub-distributors challenges the validity of any such trademark during the Term, uniQure may terminate this Agreement in accordance with the provisions of Section 9.2(d). uniQure undertakes to maintain and defend the Trademark “Glybera” in each country inside the Territory during and, for as long as Chiesi retains licenses thereto, after the Term at its own cost. In the event that at any time during such term uniQure intends not to continue prosecution or maintenance of such Trademark anywhere inside the Territory, it shall inform Chiesi at least [**] days prior to doing so and shall, upon request of Chiesi transfer all right, title and interest in such Trademark in such country or jurisdiction to Chiesi for further prosecution and maintenance by Chiesi in Chiesi’s name and at Chiesi’s costs and Chiesi shall reimburse uniQure for any reasonable external costs incurred by uniQure for such transfer.

(iv)                              uniQure acknowledges that except as otherwise expressly provided in this Agreement, Chiesi shall own all right, title and interest in and to any Trademark other than the trademark “Glybera” as well as any goodwill associated therewith. In case the Product is Commercialized by Chiesi under such alternative Trademark, Chiesi hereby grants to uniQure an exclusive, royalty-free, perpetual, irrevocable, right and license (subject to Section 9.3 below) to use such Trademark to Manufacture and Commercialize the Product outside the Territory, with the right to grant sublicenses. uniQure shall not, during the Term or thereafter, register, use, or attempt to obtain any right in and to (A) such Trademark and the “Chiesi” trademark, or (B) any name, logo or trademark confusingly similar thereto. If uniQure or any of its Affiliates challenges the validity of any such trademark during the Term, Chiesi may terminate this Agreement in accordance with the provisions of Section 9.2(d). Chiesi undertakes to obtain, maintain and defend such Trademark in each country inside and, as requested by uniQure, outside of the Territory during and, for as long as uniQure retains licenses thereto, after the Term at its own cost. In the event that at any time during such term Chiesi intends not to continue prosecution or maintenance of such Trademark anywhere inside or outside of the Territory it shall inform uniQure at least [**] days prior to doing so and shall, upon request of uniQure transfer all right, title and interest in such Trademark in such country or jurisdiction to uniQure for further prosecution and maintenance by uniQure in uniQure’s name and at uniQure’s costs and uniQure shall reimburse Chiesi for any reasonable external costs incurred by Chiesi for such transfer.

(b)                                 Labeling.

(i)                                     uniQure as Marketing Authorization holder of the Product in Territory A shall be ultimately responsible for the content and type of all labeling and packaging (and any changes or supplements thereto) for the Product to be Commercialized by Chiesi in the Field in Territory A. Notwithstanding the foregoing, the Parties agree that, subject to Section 3.1, (A) Chiesi shall provide all reasonable assistance to uniQure in connection with the labeling and packaging for the Product (e.g. use of Chiesi in-house capacity for the translation of package leaflets), and (B) the Product to be Commercialized by Chiesi in the Field in Territory A shall include, to the extent legally permitted, a reference to Chiesi as Commercialization partner, and shall take into account, to the extent legally permitted, Chiesi’s livery. Details shall be agreed upon between the Parties in the Regulatory Plan. Chiesi shall take out at its costs any necessary insurance required under Applicable Laws as a result of Chiesi being referred to as a Commercialization partner on the Product, and shall reimburse uniQure for any costs associated with changes to the labeling and packaging of the Product in accordance with the foregoing.

(ii)                                  Chiesi as Marketing Authorization holder of the Product in Territory B shall be ultimately responsible for the content and type of all labeling and packaging (and any changes or supplements thereto) for the Product to be Commercialized by Chiesi in the Field in Territory B. Notwithstanding the foregoing, the Parties agree that, subject to Section 3.1, (A) uniQure shall provide all reasonable assistance to Chiesi in connection with the labeling and packaging for the Product, and (B) the Product to be Commercialized by Chiesi in the Field in Territory B shall include, to the extent legally permitted, a reference to uniQure as originator and manufacturer of the Product, and shall take into account, to the extent legally permitted, uniQure’s livery. Details shall be agreed upon between the Parties in the Regulatory Plan. uniQure shall take out at its costs any necessary insurance required under Applicable Laws as a result of uniQure being referred to as originator and manufacturer on the Product, and shall reimburse Chiesi for any costs associated with changes to the labeling and packaging of the Product in accordance with the foregoing.

(iii)                               If, according to local mandatory regulatory requirements, uniQure is not eligible as Marketing Authorization holder of the Product in any country of Territory A, or Chiesi is not eligible as Marketing Authorization holder of the Product in any country of Territory B, Chiesi or, as the case may be, its Sub-distributor, or uniQure, shall become the Marketing Authorization holder of the Product in such country of the Territory. In such case, Chiesi or, as the case may be, its Sub-distributor, or uniQure, shall be ultimately responsible for the content and type of all labeling and packaging (and any changes or supplements thereto) for the Product to be Commercialized by Chiesi in the Field in such country of the Territory, and sentences 2 to 4 of paragraph (i) or (ii) above shall apply, respectively.

2.3                               Purchase of the Product.

(a)                                 Orders.  During the Term, Chiesi shall purchase from uniQure one hundred percent (100%) of Chiesi’s requirements for the Product for Commercialization in the Field in the Territory. Purchase shall be made pursuant to Firm Orders submitted by Chiesi to uniQure from time to time in accordance with Section 2.4.

(b)                                 Purchase Price.  The purchase price for the individual Product ordered shall be the greater of (i) [**] and (ii) [**] (the “Purchase Price”).

(c)                                  Invoicing, Payment.  uniQure shall invoice Chiesi for all quantities of Product as follows:

(i)                                     As upfront payment to the Purchase Price, Chiesi shall pay to uniQure the Fully Loaded Cost of Goods, reduced by the cost items incurred by uniQure only after receipt of the corresponding Delivery Notification as identified in Schedule 2.3, for each patient dose of the Product delivered (i.e. through storage at uniQure’s warehouse) in accordance with Section 2.4 (“Glybera Manufacturing Cost Reimbursement”). uniQure shall promptly inform Chiesi of the occurrence of each such event.

(ii)                                  Chiesi shall pay the difference between the Purchase Price and the Glybera Manufacturing Cost Reimbursement within [**] days following the delivery of a particular patient dose of the Product in accordance with Section 2.5.

(iii)                               Section 2.1(e) to (h) shall apply.

2.4                               Forecasts; Firm Orders.

(a)                                 Forecasts.  Chiesi shall provide uniQure a non-binding forecast by [**], detailing the quantity of Product required for 2013. Every [**] months thereafter (i.e. no later than [**]) Chiesi shall provide uniQure a non-binding forecast detailing the quantity of Product per [**] required for the respective following [**] months period. Chiesi shall make all forecasts in good faith given market and other information available to Chiesi.

(b)                                 Firm Orders.  Chiesi shall purchase the Product solely by Firm Orders. Firm Orders consist of the number of patient doses for a period of [**] months specified per month. Chiesi shall submit each such Firm Order to uniQure at least [**] months in advance of the anticipated release date as specified in each Firm Order. Chiesi shall submit Firm Orders for the Product [**] times per calendar year no later than [**]. Notwithstanding the foregoing and the condition precedent set forth in Section 9.1(b), Chiesi shall submit the first Firm Order no later than [**] days after the Effective Date. Any terms or conditions contained in any Firm Order, acknowledgment, invoice, bill of lading, acceptance, or other writing or document issued by either Party, whether or not in conflict with the terms of this Agreement, shall be null and void without further notice required to be given by the other Party.

(c)                                  Order Processing.  In order to become effective, each Firm Order placed by Chiesi shall be confirmed by uniQure by facsimile or email showing the confirmed quantity indicated in each Firm Order and delivery (i.e. through storage at uniQure’s warehouse) date of the Product within [**] Business Days of receipt (the “Confirmed Firm Order”), provided that, if uniQure does not provide an acknowledgment of the Confirmed Firm Order within such period, uniQure shall be deemed to have confirmed the corresponding Firm Order. uniQure shall not be obliged to accept and fulfill any Firm Orders which exceed [**] percent ([**]%) of the Product quantity indicated in each relevant forecast. uniQure shall ensure availability of confirmed quantities of the Product within [**] months after uniQure’s receipt of the corresponding Firm Order, provided, however, that in case a Firm Order exceeds [**] percent ([**]%) of the Product quantity indicated in each relevant forecast for the relevant period, and uniQure accepts such Firm Order, uniQure and Chiesi shall agree to a new release date and uniQure shall be entitled to release any amounts of Product exceeding the above threshold within [**] months after uniQure’s receipt of such Firm Order. uniQure shall store such Product at uniQure’s warehouse at uniQure’s cost.

(d)                                 Batch Sizes.  All quantities of Product ordered by Chiesi shall be consistent with uniQure’s current minimum batch sizes for the applicable Product (the “Minimum Order Quantity”), or multiples thereof, as set forth in Schedule 2.4(d). Notwithstanding the foregoing, uniQure agrees to support and cooperate with Chiesi to accept, fulfill and deliver order quantities at amounts less than the Minimum Order Quantity, in the event that Chiesi’s good faith internal evaluations or the requirements of customers for the Product support or require smaller quantity Firm Orders.

2.5                               Shipment and Delivery.

(a)                                 Terms.  Within [**] Business Days following receipt of a Delivery Notification from Chiesi, UniQure shall manufacture the finished dosage form of the Product for the quantities specified in the Delivery Notification (not to exceed the quantities in the respective Confirmed Firm Order), and ship such quantities of Product directly to the customers of Chiesi, together with a corresponding invoice to Chiesi. The Parties shall agree, after [**] the Effective Date, on a reduction of the [**] Business Day period set forth above. All quantities of Product shall be delivered EXW uniQure’s facility in Amsterdam. Chiesi shall obtain at its cost all necessary export or import licenses and permits to export or import the relevant quantities of the Product into the relevant country or jurisdiction of the Territory. Title and risk of loss and damage for any Product delivered pursuant to this Agreement shall pass to Chiesi at the time the same are tendered by uniQure to the carrier for delivery to Chiesi’s customers. uniQure shall pack Product for shipment in accordance with uniQure’s standard procedures and Applicable Laws, unless otherwise specified in writing by Chiesi within the scope of mandatory Applicable Laws [**] days prior to such shipment, in which event any extra costs incurred by uniQure on account of the packaging changes requested by Chiesi shall be promptly reimbursed by Chiesi.

(b)                                 Delivery Notification.  For each supply of Product to each of its customers, Chiesi shall ensure and confirm to uniQure in writing (each a “Delivery Notification”) that (i) the Product has obtained Price and Reimbursement Approval in the relevant part of the Territory, except for Germany until the relevant Price and Reimbursement Approval has been obtained, and (ii) the healthcare professionals involved in the treatment of a patient have received the educational pack and the patient to be treated with the supplied Product is included in the Registry.

(c)                                  Release.  uniQure shall perform release testing pursuant to the Specifications and in accordance with uniQure’s standard procedures regarding the Manufacturing of Product. After each shipment of Product, uniQure shall release the Product and provide to Chiesi a Certificate of Analysis and a Certificate of Compliance

and such other documents as may be required by Applicable Laws or mutually agreed by the Parties.

(d)                                 Minimum Remaining Shelf-life and Returns.  Product returns shall be the sole responsibility of Chiesi and uniQure shall have no obligation with respect to any such returned Product, provided that the releasing Qualified Person should be informed of return and final disposition and all Products supplied by uniQure hereunder shall have a minimum remaining shelf life upon delivery equal to no less than [**] months of the shelf-life set forth in the relevant Specifications or such longer period as required by a relevant customer in the Territory.

2.6                               Failure to Supply.

(a)                                 In the event that it becomes apparent to uniQure that it will be unable to fulfill any Confirmed Firm Order for the Product (“Failure to Supply”), uniQure shall, immediately after learning of such event or circumstances, notify Chiesi in writing of uniQure’s Failure to Supply, along with a reasonable explanation of the reason, to the extent then known to uniQure, for uniQure’s Failure to Supply and with a specific indication of the quantity of Product affected by such Failure to Supply and anticipated timing of delivery of the Product. Promptly after Chiesi’s receipt of any such notice, the Parties shall agree upon mutually acceptable revised quantities and delivery dates with respect to the Product subject to such Confirmed Firm Order or, to the extent this is not possible in light of the specific or then unknown reason for uniQure’s Failure to Supply, shall discuss in good faith measures to further investigate the root cause and, as the case may be, appropriate steps to overcome such Failure to Supply.

(b)                                 Notwithstanding paragraph (a), in the event that Chiesi cannot fulfill any firm orders for the Product received from any Third Parties as a consequence of uniQure’s Failure to Supply, except if such Failure to Supply is caused as a result of any Force Majeure Event, then Chiesi shall be entitled to an indemnification payment equal to Chiesi’s Lost Profit for the period during which Chiesi has been affected by the Failure to Supply. Any indemnification payment made to Chiesi under this paragraph for Failure to Supply shall be reimbursed in full to uniQure, in case any patient who suffered from the Failure to Supply is then subsequently treated. Such indemnification payments and reimbursements, if any, shall be calculated on a calendar year basis, such calculation to be made within [**] days after the end of the corresponding calendar year and any resulting amount to be paid within [**] days after such calculation has been made.  uniQure, in relying on the above Force Majeure Event exceptions, shall provide reasonably detailed particulars of the reasons underlying any such Force Majeure Event to Chiesi and shall allocate its existing stocks of the Product between uniQure, its Affiliates, Chiesi and other distributors of the Product, on a pro-rata basis, based upon order volumes for the Product for the prior [**]month period.

(c)                                  For the purpose of this Section 2.6, “Profit” shall be calculated, on a per Product basis, as the difference between (a) the relevant Average Net Sales Price that would have applied to the Product affected by the Failure to Supply and (b) the applicable Purchase Price for the Product affected by the Failure to Supply calculated as per Section 2.3 above, and “Lost Profit” shall mean the accumulated Profit for all quantities of Product affected by the Failure to Supply.

(d)                                 Without prejudice to the foregoing paragraphs (a) to (c), if

(i)                                     uniQure’s Failure to Supply affects at least [**] consecutive Confirmed Firm Orders for a period of no less than nine (9) months, and

(ii)                                  the reason for uniQure’s Failure to Supply could be established during the Parties’ discussion pursuant to paragraph (a) above, and such reason was specifically related to uniQure’s ability to Manufacture the Product at its current manufacturing site (i.e. the Failure to Supply could reasonably be expected to be overcome if the Product was Manufactured at a different manufacturing site), upon either Party’s request, the Manufacturing of the Product shall be transferred to (A) uniQure’s US manufacturing site, provided such site is operational at the relevant point in time, and further provided uniQure, within [**] following such request, does not opt against such transfer, and (B) otherwise (i.e. if uniQure opts against such transfer within the foregoing [**] period) to any other Third Party manufacturer mutually agreed to by uniQure and Chiesi. uniQure shall efficiently and promptly transfer to its US manufacturing site or, as the case may be, such Third Party manufacturer all information, licenses and rights controlled by uniQure and necessary to Manufacture and supply the Product to Chiesi hereunder during the continuance of uniQure’s Failure to Supply. Such transfer shall ensure uniQure’s ongoing control over the information, licenses and right so transferred, shall include the steps outlined in Schedule 2.6, and shall occur through email and videoconference interactions, as well as face-to-face meetings as required to ensure efficient transfer of technologies and capabilities.

If uniQure’s US manufacturing site or, as the case may be, such Third Party manufacturer is unable to Manufacture the Product within [**] months after uniQure has started the technology transfer to such person, Chiesi shall have the right to terminate this Agreement with three (3) month notice in writing, except if uniQure’s Failure to Supply is caused as a result of a Force Majeure Event. Such termination shall not become effective if, during such three (3) month notice period, uniQure has notified Chiesi of the ability of its US manufacturing site or, as the case may be, such Third Party manufacturer to Manufacture the Product. Upon termination of this Agreement by Chiesi pursuant to this Section 2.6(d), the provisions of Section 9.3(b) (i), (ii) and (iv) shall apply.

(e)                                  Without prejudice to the foregoing paragraphs (a) to (c), if

(i)                                     uniQure’s Failure to Supply affects at least [**] consecutive Confirmed Firm Orders for a period of no less than nine (9) months, and

(ii)                                  the reason for uniQure’s Failure to Supply (A) could be established during the Parties’ discussion pursuant to paragraph (a) above, but such reason was not specifically related to uniQure’s ability to Manufacture the Product at its current manufacturing site (i.e. the Failure to Supply could not reasonably be expected to be overcome if the Product was Manufactured at a different manufacturing site), or (B) could not be established during the Parties’ discussion pursuant to paragraph (a) above during at least the foregoing nine (9) months period, and

(iii)                               uniQure’s Failure to Supply is not caused as a result of a Force Majeure Event,

Chiesi may terminate this Agreement with three (3) month notice in writing. Such termination shall not become effective if, during such three (3) month notice period, uniQure has notified Chiesi of the end of its Failure to Supply and has provided to Chiesi at least [**] of the outstanding Confirmed Firm Orders. Upon termination of this Agreement by Chiesi pursuant to this Section 2.6(e), the provisions of Section 9.3(b) (i), (ii) and (iv) shall apply.

(f)                                   Without prejudice to the foregoing paragraphs (a) to (e), if within [**] months after uniQure has notified Chiesi in writing of uniQure’s Failure to Supply, any Person is unable to Manufacture and supply the Product to Chiesi hereunder, then for any possible future supply of the Product to Chiesi hereunder, the percentage set out in Section 2.3(b)(i) above shall be reduced to [**] percent ([**]%) for any individual Product ordered after the end of uniQure’s Failure to Supply for a period equivalent to the duration of uniQure’s Failure to Supply (i.e. if uniQure’s Failure to Supply lasted for [**] months, the reduced percentage of [**] percent ([**]%) shall apply to any individual Product ordered during the [**] months period after the end of uniQure’s Failure to Supply).

ARTICLE III

QUALITY, REGULATORY AND PHARMACOVIGILANCE MATTERS

3.1                               Permits.

(a)                                 uniQure shall be responsible for any filing, holding and maintenance associated with all Marketing Authorizations for the Product in Territory A, and Chiesi shall be responsible for any filing, holding and maintenance associated with all Marketing Authorizations for the Product in Territory B. Notwithstanding the foregoing, if, according to local mandatory regulatory requirements, uniQure is not eligible as Marketing Authorization holder of the Product in any country of Territory A, or Chiesi is not eligible as Marketing Authorization holder of the Product in any country of Territory B, Chiesi or, as the case may be, its Sub-distributor, or uniQure, shall become the Marketing Authorization holder of the Product in such country of the Territory. Details regarding each Party’s responsibilities and obligations and the exchange of information in the process of filing, holding and maintaining any Marketing Authorizations for the Product in the Territory shall be agreed upon between the Parties in the Regulatory Plan. Notwithstanding the foregoing and except as otherwise set forth in this Agreement, including the Regulatory Plan, the Quality Agreement and the SDEA, each Party shall, at such Party’s sole cost and expense, maintain in full force and effect all other Regulatory Approvals required by Applicable Laws to carry out such Party’s duties and obligations under this Agreement.

(b)                                 Without prejudice to the generality of paragraph (a) above, (i) uniQure and Chiesi shall share equally the cost associated with the Registry in the EU, the PIP (Pediatric Investigation Plan) and any Phase IV clinical study regarding the Product mutually agreed between the Parties, (ii) uniQure shall be responsible for any filing, holding and maintenance fees associated with Marketing Authorizations and Marketing Authorization Applications in Territory A, including in the countries outside of the EU Member States, as further agreed between the Parties during the Term in accordance with Schedule 3.1, CMC (Chemistry, Manufacturing, and Controls), and pharmacovigilance regarding the Product in the Territory (except for the Registry), and (iii) Chiesi shall be responsible for any filing, holding and maintenance fees associated with Marketing

Authorizations and Marketing Authorization Applications in Territory B as further agreed between the Parties during the Term in accordance with Schedule 3.1, any changes (other than Required Manufacturing Changes and Discretionary Manufacturing Changes which are governed by Section 3.4 below) Chiesi shall request with respect to the Product, and reporting of safety data regarding the Product in Territory B.

3.2                               Regulatory Plan and Responsibility.  The Parties shall adopt a regulatory plan relating to the Product (the “Regulatory Plan”) a draft of which shall be attached as Schedule 3.2 and which shall be finalized by the Parties as soon as possible after the Effective Date, but in any event within [**] weeks thereafter. The Regulatory Plan shall be approved by the JCC and may be updated from time to time through the JSC or the JCC.

3.3                               Quality Agreement and Safety Data Exchange Agreement.

(a)                                 As soon as possible after the Effective Date, but in any event within [**] days after the Effective Date, the Parties shall enter into a quality agreement regarding the Product (the “Quality Agreement”), whereby the Parties shall define their respective responsibilities in relation to GDPs and quality matters, Specifications, release and supply of the Product. In the event of a conflict between the terms of this Agreement and the Quality Agreement, the terms of this Agreement shall govern.

(b)                                 Without prejudice to the generality of Section 3.1(b) above, as soon as possible after the Effective Date, but in any event within [**] days after the Effective Date, the Parties shall enter into a safety data exchange agreement (the “SDEA”) that defines the roles and responsibilities of each Party in terms of pharmacovigilance and the detailed safety exchange required to permit compliance by each Party with safety reporting requirements to Regulatory Authorities in the Territory. In the event of a conflict between the terms of this Agreement and the SDEA, the terms of this Agreement shall govern.

3.4                               Change Management.

(a)                                 For changes to the Specifications or Manufacture processes of the Product that are required by Applicable Laws in the Territory (collectively, “Required Manufacturing Changes”), uniQure and Chiesi shall cooperate in making such changes in a timely manner.

(b)                                 For changes to the Specifications or Manufacture processes of the Product that are not Required Manufacturing Changes (collectively, “Discretionary Manufacturing Changes”), uniQure and Chiesi must each agree in writing to any Discretionary Manufacturing Changes before such change is implemented, provided that neither Party shall unreasonably withhold its consent to such Discretionary Manufacturing Changes.

(c)                                  Unless otherwise agreed between the Parties, through the JSC or JCC, uniQure’s quality system, as further defined in the Quality Agreement, shall be utilized by the Parties in reviewing and implementing any changes under this Section 3.4.

(d)                                 The commercially reasonable costs, including obsolete raw materials, work-in-process, product packaging and labeling materials, (i) associated with

Required Manufacturing Changes shall be shared equally between uniQure and Chiesi, and (ii) associated with Discretionary Manufacturing Changes shall be borne by the Party initiating such changes.

3.5                               Stability Testing; Validation. uniQure shall perform stability testing, process validation or cleaning validations with respect to the Product in accordance with uniQure’s standard procedures, as further defined in the Quality Agreement, and Applicable Laws. Any additional testing reasonably requested by Chiesi shall be performed by uniQure at the expense of Chiesi.

3.6                               Recalls; Product Complaints.

(a)                                 uniQure shall have the sole authority and responsibility to respond to any Regulatory Authority, to respond to Product Complaints and to handle all recalls and market withdrawals of the Product in accordance with Applicable Laws, provided, that in all cases, unless otherwise required to comply with any Applicable Laws or any decision, order, request or directive of a Regulatory Authority, Chiesi shall release no communication into the marketplace regarding such Product Complaints, recalls or market withdrawals without first obtaining uniQure’s consent to such communication, which shall not be unreasonably withheld. Other complaints related to the Product, in particular complaints not related to regulatory matters, shall be managed solely by Chiesi.

(b)                                 Each Party shall promptly (but in any case, not later than [**] Business Days) notify the other Party in writing of any decision, order, request or directive of a Regulatory Authority to recall, withdraw or field correct any Product. UniQure shall promptly (but in any case, not later than [**] Business Days) notify Chiesi of any voluntary decision to recall, withdraw or field correct any Product. uniQure shall be solely responsible for determining whether to issue a recall, withdrawal, or field correction (but shall comply with all Applicable Laws in making such determination) and for the cost and expense of any such recall, withdrawal or field correction; provided, that uniQure shall give due consideration to all comments timely made by Chiesi relating to the Manufacture or testing of the Product and shall notify Chiesi in writing if uniQure declines to address any such comments, stating the reason therefor. If any recall, market withdrawal or field correction is not due to uniQure’s Manufacture of the Product, then uniQure shall be relieved of uniQure’s obligations to supply the Product hereunder until the cause of such recall, withdrawal or field correction has been resolved to the satisfaction of the Parties and the applicable Regulatory Authority, and during such period such relief shall be deemed a Force Majeure Event for the purposes of this Agreement.

(c)                                  Notwithstanding the foregoing paragraphs (a) and (b), but without prejudice to any obligations of uniQure under mandatory Applicable Laws, to the extent possible with view to any timelines applicable under Applicable Laws, the Parties, through the JSC or JCC, shall mutually discuss any of the foregoing events (i.e. response to any Regulatory Authority, response to Product Complaints, recalls, market withdrawals, field corrections) and agree on a joint communication in relation to such event both to any Regulatory Authority and the marketplace taking into account both the regulatory and commercial implications associated with such event and communication.

3.7                               Notice of Government Inspections.  Each Party agrees that, to the extent such Party becomes aware of the results, observations or outcome of any inspections or audits of the facilities or operations involved in the Manufacture or Commercialization of the Product conducted by a Regulatory Authority, such Party will notify the other Party of any such information as it directly relates to the Product within [**] Business Days after obtaining the information and shall provide the other Party with a copy of any written materials provided by the Regulatory Authority in connection with such inspection or audit. Each Party will provide the other with copies of reports of quality audits conducted by such Party with respect to the Product and will apprise the other Party of material Manufacture, marketing, promotion, sales, or other issues affecting supply or Commercialization of the Product.

3.8                               Government Inquiries.  If either Party shall be contacted by any Regulatory Authority for any regulatory purpose pertaining specifically to this Agreement or to the Product, such Party shall immediately notify the other Party. Either Party may permit unannounced inspections of the Product or facilities by a Regulatory Authority with competent jurisdiction and may respond to the extent necessary to comply with such Party’s obligations under Applicable Laws.

3.9                               Inspections / Audit of Records and Facilities.  Unless otherwise required by Applicable Laws or any decision, order, request or directive of a Regulatory Authority, [**](or in case of uniQure’s facilities being inspected, up to [**] times a year [**]), for a period of no more than [**] Business Days and by no more than [**] designated personnel, each Party shall have reasonable access during normal business hours to the other Party’s regulatory files as they relate to the Manufacture and Commercialization of the Product in the Territory to (a) review all such records, correspondence, notices, documents, and other materials (including warning letters and letters of adverse findings) and (b) inspect the other Party’s facilities for compliance with this Agreement, in particular to inspect and audit uniQure’s standard procedures regarding the Manufacturing of Products. Any inspection shall not unreasonably disrupt the normal operations of the inspected Party and shall be announced with a notice period of at least [**] months prior to such audit.

3.10                        Price and Reimbursement Approvals.  Subject to Section 8.1(a) and(c) below, taking into account uniQure’s unique experience and understanding of Gene Therapy generally and the Product specifically, both Parties agree that Chiesi and uniQure shall jointly consult and prepare the pricing strategy for the Price and Reimbursement Approvals of the Product in the Field in the Territory to be filed and obtained by Chiesi. For the avoidance of doubt and in accordance with Section 8.1(c) below, such consultation shall not establish or create any obligation of Chiesi to set a certain or fixed price for the Product.

ARTICLE IV

GOVERNANCE; DECISION MAKING

4.1                               Joint Steering Committee.

(a)                                 Formation and Membership.  Within [**] days after the Effective Date, Chiesi and uniQure shall establish a joint steering committee (the “JSC”) to manage the Collaboration. The JSC to be established under this Agreement shall be identical to the one to be established under the Co-Development and License Agreement. The JSC shall be comprised of [**] executives or senior employees of Chiesi and [**] executives or senior employees of uniQure with appropriate experience and level of decision-making authority. From time to time, in addition to the JCC described below, the Parties may establish one or more subcommittees of the JSC to oversee particular projects or activities (e.g., activities under the Co-Development and License Agreement, financial reporting). Each such subcommittee shall be comprised of an equal number of representatives from each Party with appropriate experience and level of decision-making authority. Each subcommittee shall meet with a frequency to be agreed on by the Parties. Each Party may change any one or more of its representatives on the JSC or any subcommittee at any time upon written notice to the other Party.

(b)                                 Responsibilities.  The JSC shall be responsible for:

(i)                                     providing overall direction of the Collaboration;

(ii)                                  attempting to resolve disputes arising under the Collaboration Agreements; and

(iii)                               performing such other tasks and undertaking such other responsibilities as may be set forth in the Collaboration Agreements.

(c)                                  Meetings.

(i)                                     The JSC shall meet at least [**], by tele- or video-conference or in person, with the meetings in approximately [**] to be held in-person. The location of in-person JSC meetings shall alternate between the headquarters offices of each Party, with the first meeting to take place at [**] within [**] days after the Effective Date.

(ii)                                  Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JSC and any subcommittees. In addition, each Party may, at its discretion, invite a reasonable number of non-voting employees or officers, and, with the consent of the other Party, consultants or scientific advisors, to attend meetings of the JSC or any subcommittee, or the relevant portion thereof; provided that, its representatives and any such other employees, officers, consultants or scientific advisors are bound by written obligations of confidentiality that are at least as stringent as those set forth in this Agreement. Each Party shall bear all travel and living expenses of its representatives and other employees, officers, consultants or scientific advisors incurred to attend the meetings of the JSC or any subcommittee.

(iii)                               Either Party may also request, by providing written notice to the other Party, that a special meeting of the JSC be convened for the purpose of resolving disputes in connection with, or for the purpose of reviewing or making a decision pertaining to, any material matter within the purview of the JSC, the examination or resolution of which cannot reasonably be postponed until the next scheduled JSC meeting. Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**] days after the date of such notice.

(d)                                 Administrative Matters.  The right to appoint the chairperson of the JSC shall alternate on an annual basis between Chiesi and uniQure, with [**] having the right to appoint the chairperson for the first year of the Term. The Alliance Managers shall work with the chairperson to develop JSC meeting agendas. The chairperson shall be responsible for calling meetings of the JSC and for leading the meetings. A JSC member of the chairing Party shall serve as secretary of such meetings. The secretary shall promptly prepare and distribute to all members of the JSC draft minutes of the meeting for review and comment, including a list of any actions or decisions approved by the JSC, with the goal of distributing final approved minutes of each JSC meeting within [**] days after the meeting. Neither the chairperson nor the secretary shall have any greater authority than any other representative on the JSC and the Party appointing the chairperson and the secretary shall not have any greater authority than the other Party by virtue of its right to make such appointments. The chairperson shall include on the agenda any items proposed by either Party.

(e)                                  Decision Making.  Each Party, through its representatives, shall have one (1) vote on the JSC and each subcommittee. Both Parties must vote in the affirmative to allow the JSC or a subcommittee to take any action that requires the approval of the JSC or the subcommittee. Decision on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement. If a subcommittee is unable to resolve any dispute, or to unanimously agree on any matter, within its responsibilities, such dispute or matter shall be referred to the JSC for resolution. Either Party may convene a special meeting of the JSC in accordance with Section 4.1(c)(iii) for the purpose of resolving any dispute within the JSC’s jurisdiction that represents a material issue the resolution of which cannot reasonably await until the next scheduled meeting of the JSC.

(f)                                   Dispute Resolution by Executive Officers.

(i)                                     If the JSC is unable to resolve any dispute within the responsibilities of the JSC specified in Section 4.1(b) within [**] days after a Party provides notice to the other Party of the existence of such dispute, such dispute or other matter shall be referred to the Executive Officers for resolution. If a dispute is referred to the Executive Officers for resolution pursuant to the preceding sentence, the Executive Officers shall attempt in good faith to resolve such dispute within [**] days. In resolving any disputes under this Section 4.1(f), each Party shall act in good faith, subject to the terms and conditions of the Collaboration Agreements, and in a commercially reasonable manner without favoring other products being developed or commercialized by or on behalf of such Party or its Affiliates outside of the Collaboration.

(ii)                                  If the Executive Officers are unable to reach a consensus in accordance with paragraph (i) above, (A) uniQure shall have final decision-making authority with respect to all matters related to research or development in relation to the Product, with reasonable input from Chiesi taking into account Territory-specific matters, (B) Chiesi shall have final decision-making authority with respect to all matters related to Commercialization of the Product in the Territory, with reasonable input from uniQure taking into account uniQure’s global Product strategy, (C) subject to Sections 3.1 and 3.2, both Parties agree that on regulatory matters with respect to the Product they will jointly work towards a regulatory strategy for the Product in the countries of the Territory which are not EU Member States, and (D) any matter not falling within any of the foregoing categories (A) to (C) shall be decided by binding arbitration pursuant to Section 11.9 below.

4.2                               Joint Commercialization Committee.

(a)                                 Formation and Membership.  Within [**] days after the Effective Date, Chiesi and uniQure shall establish, as a subcommittee of the JSC, a joint commercialization committee (the “JCC”) to manage the overall relationship between the Parties under this Agreement. The JCC shall be comprised of [**] executives or senior employees of Chiesi and [**] executives or senior employees of uniQure with appropriate experience and level of decision-making authority. From time to time, the Parties may establish one or more subcommittees of the JCC to oversee particular projects or activities (e.g., regulatory, supply, forecast, global brand integration). Each such subcommittee shall be comprised of an equal number of representatives from each Party with appropriate experience and level of decision-making authority. Each subcommittee shall meet with a frequency to be agreed on by the Parties. Each Party may change any one or more of its representatives on the JCC or any subcommittee at any time upon written notice to the other Party.

(b)                                 Responsibilities.  The JCC shall be responsible for:

(i)                                     periodically reviewing the Regulatory Plan and suggesting or approving such updates or amendments to the Regulatory Plan as the JCC deems appropriate, including all budgets relating to activities to be conducted hereunder and amendments thereto;

(ii)                                  ensuring consistency and coordination, to the maximum possible extent, between Commercialization activities to be conducted by uniQure in the Field outside the Territory and by Chiesi in the Field in the Territory;

(iii)                               providing overall strategic direction with respect to Commercialization and regulatory activities for the Product, including activities conducted under the Regulatory Plan;

(iv)                              overseeing Commercialization and regulatory activities for the Product;

(v)                                 discussing and addressing any supply chain or other delivery issues that have arisen or might arise relating to the Product;

(vi)                              attempting to resolve disputes arising under this Agreement that are referred to the JCC by either Party or any subcommittee; and

(vii)                           performing such other tasks and undertaking such other responsibilities as may be set forth in this Agreement or as may be delegated to it by the JCC.

(c)                                  Meetings.

(i)                                     The JCC shall meet at least [**], by tele- or video-conference or in person, with the meetings in approximately [**] to be held in-person. The location of in-person JCC meetings shall alternate between the headquarters offices of each Party, with the first meeting to take place at [**] within [**] days after the Effective Date.

(ii)                                  Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JCC and any subcommittees. In addition,

each Party may, at its discretion, invite a reasonable number of non-voting employees or officers, and, with the consent of the other Party, consultants or scientific advisors, to attend meetings of the JCC or any subcommittee, or the relevant portion thereof; provided that, its representatives and any such other employees, officers, consultants or scientific advisors are bound by written obligations of confidentiality that are at least as stringent as those set forth in this Agreement. Each Party shall bear all travel and living expenses of its representatives and other employees, officers, consultants or scientific advisors incurred to attend the meetings of the JCC or any subcommittee.

(iii)                               Either Party may also request, by providing written notice to the other Party, that a special meeting of the JCC be convened for the purpose of resolving disputes in connection with, or for the purpose of reviewing or making a decision pertaining to, any material matter within the purview of the JCC, the examination or resolution of which cannot reasonably be postponed until the next scheduled JCC meeting. Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**] days after the date of such notice.

(d)                                 Administrative Matters.  [**] shall have the right to appoint the chairperson of the JCC. The Alliance Managers shall work with the chairperson to develop JCC meeting agendas. The chairperson shall be responsible for calling meetings of the JCC and for leading the meetings. A [**] JCC member shall serve as secretary of such meetings. The secretary shall promptly prepare and distribute to all members of the JCC draft minutes of the meeting for review and comment, including a list of any actions or decisions approved by the JCC, with the goal of distributing final approved minutes of each JCC meeting within [**] days after the meeting. Neither the chairperson nor the secretary shall have any greater authority than any other representative on the JCC and [**] shall not have any greater authority than [**] by virtue of its right to make such appointments. The chairperson shall include on the agenda any items proposed by either Party.

(e)                                  Decision Making.  Each Party, through its representatives, shall have one (1) vote on the JCC and each subcommittee. Both Parties must vote in the affirmative to allow the JCC or a subcommittee to take any action that requires the approval of the JCC or the subcommittee. Decision on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement. If a subcommittee is unable to resolve any dispute, or to unanimously agree on any matter, within its responsibilities, such dispute or matter shall be referred to the JCC for resolution. Either Party may convene a special meeting of the JCC in accordance with Section 4.2(c)(iii) for the purpose of resolving any dispute within the JCC’s jurisdiction that represents a material issue the resolution of which cannot reasonably await until the next scheduled meeting of the JCC.

(f)                                   Dispute Resolution.  If the JCC is unable to resolve any dispute within the responsibilities of the JCC specified in Section 4.2(b) within [**] days after a Party provides notice to the other Party of the existence of such dispute, then,(A) the respective representative(s) of each Party in the JCC may exercise the final decision-making authority of each Party pursuant to Section 4.1(f)(ii)(A) or, as the case may be, Section 4.1(f)(ii)(B) also at the JCC level or decide to refer such dispute to the JSC for decision, and (B) any matter not falling within any of the categories of Section

4.1(f)(ii)(A) or, as the case may be, Section 4.1(f)(ii)(B) shall be referred to the JSC for decision.

4.3                               Alliance Managers.  Each Party shall appoint an employee (or an employee of its Affiliate) to serve as an alliance manager (“Alliance Manager”) with responsibility for overseeing that the Parties’ activities are conducted in accordance with the Collaboration Agreements, and for being the primary point of contact between the Parties with respect to all such activities. The Alliance Managers to be appointed under this Agreement shall be identical to the ones to be appointed under the Co-Development and License Agreement. The Alliance Managers are responsible for driving the Collaboration progress and the resolution of issues between the Parties. The Alliance Managers may be members, but in any event may attend the meetings of the JSC, JCC or any other JSC subcommittee, and be responsible for communicating with and reporting to the JSC, JCC and any other JSC subcommittee on all relevant matters.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1                               Mutual Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party, as of the Effective Date and, where expressly stated, at all times during the Term, as follows:

(a)                                 Such Party: (i) is duly formed and in good standing under the laws of the jurisdiction of its formation, (ii) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (iii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(b)                                 Upon execution, this Agreement will have been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms;

(c)                                  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (i) do not conflict with or violate any requirement of Applicable Laws or any provision of the articles of incorporation, bylaws or limited partnership agreement of such Party; and (ii) do not conflict with, violate, or breach, or constitute a default or require any further consent under, any contractual obligation or court or administrative order by which such Party is bound;

(d)                                 During the Term, to its knowledge, such Party will not, in the conduct of its activities under this Agreement, (i) employ or use any contractor or consultant that employs any individual or entity debarred by the FDA (or subject to a similar sanction of EMA), or (ii) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA);

(e)                                  During the Term, such Party shall perform its activities pursuant to this Agreement in compliance in all material respects with Applicable Laws;

(f)                                   During the Term, neither Party shall grant any right or license to any Third Party relating to any of the Intellectual Property Rights it Controls which would conflict with, or limit the scope of, any of the rights or licenses granted or to be granted to the other Party hereunder.

5.2                               Additional Representations, Warranties and Covenants of uniQure. uniQure hereby represents, warrants and covenants as of the Effective Date, and, where expressly stated, at all times during the Term, that:

(a)                                 During the Term, at the time the same are tendered to the carrier for delivery to Chiesi’s customers, the Product sold to Chiesi pursuant to this Agreement (i) shall be Manufactured, stored, handled and released in compliance with all Applicable Laws, including GMPs; (ii) shall meet the applicable Specifications and (iii) shall not be adulterated or misbranded or otherwise defective within the meaning of any Applicable Laws;

(b)                                 Schedule 1.63 attached hereto is a complete and correct list of all Patents that Cover the Product in the Territory and, subject to Section 9.1(b), are Controlled by uniQure as of the Effective Date;

(c)                                  uniQure Controls all uniQure Intellectual Property and, subject to Section 9.1(b), has the full right, power and authority to grant to Chiesi the rights and licenses necessary to perform Chiesi’s activities under this Agreement in the Territory;

(d)                                 To uniQure’s knowledge, the Commercialization of the Product in the Territory, as anticipated hereunder, does not infringe upon any Intellectual Property Rights of any Third Party;

(e)                                  uniQure has not received any written allegation from a Third Party that any of the Patents issued on the Effective Date which is Controlled by UniQure and Covering the Product in the Territory is invalid or unenforceable and, to uniQure’s knowledge, none of such Patents is infringed by any Third Party.

5.3                               Additional Representations, Warranties and Covenants of Chiesi. Chiesi hereby represents, warrants and covenants as of the Effective Date, and, where expressly stated, at all times during the Term, that any and all Delivery Notification requirements set forth in Section 2.5(b) shall be fulfilled before any quantities of the Product are supplied to any of its customers.

5.4                               No Other Representations or Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENT RIGHTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY DISCLAIMS ANY WARRANTIES WITH REGARDS TO: (A) THE SAFETY, USEFULNESS FOR ANY PURPOSE OR NON-INFRINGEMENT OF ANY PRODUCT; OR (B) THE VALIDITY, ENFORCEABILITY OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS IT PROVIDES OR LICENSES TO THE OTHER PARTY UNDER THIS AGREEMENT.

5.5                               No Reliance by Third Parties.  The representations and warranties of a Party set forth in this Article 5 are intended for the sole and exclusive benefit of the other Party hereto, and may not be relied upon by any Third Party.

ARTICLE VI

INDEMNIFICATION; INSURANCE

6.1                               Indemnification by Chiesi.  Chiesi shall indemnify, defend and hold harmless uniQure and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) to the extent based upon:

(i)                                     any breach of any representation, warranty or covenant made by, or any material obligation of, Chiesi under this Agreement;

(ii)                                  the gross negligence, recklessness or willful misconduct of Chiesi or its Affiliates and its or their respective directors, officers, employees and agents;

(iii)                               any theory of product liability (including without limitation tort, warranty, or strict liability) that is applicable in the Territory with respect to the death, personal injury, or illness of any Person in the Territory, and arising directly from Chiesi’s or its Affiliates’ or Sub-distributors’ Commercialization of the Product in the Territory;

provided that Chiesi shall not be obligated pursuant to this Section 6.1 if and to the extent uniQure is required to indemnify Chiesi under Section 6.2 below.

6.2                               Indemnification by uniQure. uniQure shall indemnify, defend and hold harmless Chiesi and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Claims to the extent based upon:

(i)                                     any breach of any representation, warranty or covenant made by, or any material obligation of, uniQure under this Agreement;

(ii)                                  the gross negligence, recklessness or willful misconduct of uniQure or its Affiliates and its or their respective directors, officers, employees and agents;

(iii)                               any theory of product liability (including without limitation tort, warranty, or strict liability) that is applicable in the Territory with respect to the death, personal injury, or illness of any Person in the Territory, and arising directly from uniQure’s or its Affiliates’ development, design, Manufacture, storage, release and handling of the Product;

(iv)                              Claims that the (i) Commercialization of the Product; or (ii) exercise of any rights or licenses granted to Chiesi and its Affiliates in accordance with this Agreement; violates or infringes upon the Intellectual Property Rights of any Third Party;

provided that uniQure shall not be obligated pursuant to this Section 6.2 if and to the extent Chiesi is required to indemnify uniQure under Section 6.1 above.

6.3                               Procedure.

(a)                                 A Party entitled to indemnification under this Article VI (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 6.3(i) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice).

(b)                                 Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party.

(c)                                  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs and expenses, including reasonable attorney’s fees, incurred by the Indemnified Party in defending itself, within [**] days after receipt of any invoice therefor from the Indemnified Party, such invoice to be issued no more often than quarterly.

(d)                                 The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party in connection with its participation in the defense action.

(e)                                  The Party controlling such defense shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(f)                                   The Indemnified Party shall not agree to any settlement of any Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement of such Claim, or consent to any judgment in respect thereof, that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party.

6.4                               Limitation of Liability.  EXCEPT WITH RESPECT TO ANY BREACH BY A PARTY OF ITS OBLIGATIONS UNDER ARTICLE X, EXCEPT AS

PROVIDED FOR IN SECTION 2.6, EXCEPT FOR ANY DAMAGES ARISING FROM A PARTY’S WILLFUL MISCONDUCT AND EXCEPT TO THE EXTENT A PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE VI WITH RESPECT TO THIRD PARTY CLAIMS, NEITHER PARTY SHALL BE LIABLE FOR ANY (AND EACH PARTY HEREBY DISCLAIMS ALL) SPECIAL, EXEMPLARY, CONSEQUENTIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, INCLUDING LOST REVENUE AND LOST PROFITS, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHER LEGAL THEORY. EXCEPT WITH RESPECT TO ANY BREACH BY UNIQURE OF ITS OBLIGATIONS UNDER ARTICLE X, EXCEPT AS PROVIDED FOR IN SECTION 2.6, EXCEPT FOR ANY DAMAGES ARISING FROM UNIQURE’S WILLFUL MISCONDUCT AND EXCEPT TO THE EXTENT UNIQURE MAY BE REQUIRED TO INDEMNIFY CHIESI UNDER THIS ARTICLE VI WITH RESPECT TO THIRD PARTY CLAIMS, THE TOTAL LIABILITY OF UNIQURE, ITS AFFILIATES, AND THEIR RESPECTIVE OFFICERS, EMPLOYEES, AND AGENTS ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHER LEGAL THEORY, SHALL FURTHER BE LIMITED TO AN AMOUNT OF EUR 10,000,000.00 (IN WORDS: TEN MILLION EURO) (REFLECTING THE AMOUNT PAYABLE UNDER UNIQURE’S INSURANCE PURSUANT TO SECTION 6.5) FOR THE CORRESPONDING DAMAGE EVENT. CHIESI SHALL REASONABLY COOPERATE WITH UNIQURE IN OBTAINING SUCH INSURANCE, AT UNIQURE’S COST.

6.5                               Insurance.  Each Party shall procure and maintain at its cost insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of comparable companies with respect to similar obligations and liabilities, at all times during the Term. In addition, uniQure shall further procure and maintain, at uniQure’s cost, insurance adequate to cover its obligations under the in-license agreement with Xenon Pharmaceuticals Inc. dated 18 June 2001 and Chiesi shall reasonably cooperate with uniQure in obtaining such insurance. It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations hereunder. Each Party shall provide the other, upon request, with evidence of such insurance.

ARTICLE VII

INTELLECTUAL PROPERTY

7.1                               Ownership. uniQure shall own or otherwise Control all right, title and interest in and to any uniQure Intellectual Property Rights.

7.2                               Enforcement. uniQure shall have the exclusive right and the obligation, to institute infringement actions against any Third Parties (other than Sub-distributors) based on any Patents and other Intellectual Property Rights Covering the Product in the Territory. Chiesi shall execute all necessary and proper documents and take such actions as shall be appropriate to allow uniQure to institute and prosecute such infringement actions and shall otherwise cooperate, at uniQure’s expense, in the institution and prosecution of such actions. Upon reasonable request of Chiesi, uniQure (i) shall provide to Chiesi all reasonable information in connection with such infringement actions; (ii) shall allow a qualified representative of Chiesi to attend as an observer at relevant negotiations and hearings, if and to the extent such attendance is both legally permitted and reasonably acceptable for uniQure and (iii) shall consider any measures suggested by Chiesi in connection with such infringement actions, it being understood that uniQure, without any obligation to state reasons for its decision, shall not be obliged to accept, fulfill or maintain such measures.

7.3                               Right to Commercialize.

(a)                                 During the Term and subject to the terms of this Agreement, in particular Section 9.1(b), uniQure hereby grants to Chiesi and its Affiliates a royalty-free right and license, with the right to grant sublicenses only to Sub-distributors, in the Territory to uniQure Intellectual Property Rights that are required to Commercialize the Product in the Territory under and in accordance with the terms of this Agreement. Such right and license shall be exclusive except in cases where, based on agreements between uniQure and Third Parties existing on the Effective Date, uniQure is not capable of granting exclusive but only non-exclusive licenses (e.g. because uniQure itself has only obtained non-exclusive rights and licenses from Third Party licensors).

(b)                                 Chiesi shall not have the right to carry out any research or development with respect to the Product, or, subject to Sections 2.6, 9.3(b) and 9.3(c), to Manufacture the Product, or have the Product Manufactured by an Affiliate or Third Party.

7.4                               Compliance with Third Party Agreement.

(a)                                 The grants by uniQure under uniQure Intellectual Property Rights set forth in Section 7.3(a) include the sublicense of certain uniQure Intellectual Property Rights that are not owned by uniQure. Chiesi’s rights and licenses under, or with respect to, uniQure Intellectual Property Rights, including any Patent prosecution or enforcement undertaken by the Parties pursuant to Section 7.2, are limited to the rights granted by Third Party licensors to uniQure under the respective in-license agreements between such Third Party licensors and uniQure (“Existing Third Party Licenses”) and are subject to all applicable restrictions, limitations and obligations imposed on uniQure or its sub-licensees in such Existing Third Party Licenses, a copy of which agreements is attached hereto as Schedule 7.4. Chiesi shall comply, and cause its Affiliates and Sub-distributors to comply, with all such restrictions, limitations and obligations mutatis mutandis. To the extent there is a conflict between the terms of any Existing Third Party License and the rights granted to Chiesi hereunder, the terms of such Existing Third Party License shall control solely with respect to the Patents and know-how owned or controlled by the applicable Third Party licensor. Notwithstanding anything to the contrary in this Agreement, either Party may not exercise any of its rights under this Agreement (including any right to any cure period (including under Section 9.2(b)) or to delay performance of an obligation (including under Section 11.6)) in any manner that would result in any licensor having a right to terminate an Existing Third Party License, or that would cause the other Party to be in breach of any of its obligations under any Existing Third Party License.

(b)                                 During the Term, uniQure shall comply with the Existing Third Party Licenses in effect which are then applicable to the activities under this Agreement with respect to the Product (and in particular shall not commit any breach that would entitle the Third Party licensor to terminate such an Existing Third Party License) and shall not terminate any such Existing Third Party License without Chiesi’s prior written consent. In addition, during the Term, uniQure shall promptly notify Chiesi of any written notice of breach or termination received by uniQure with respect to any such Existing Third Party License and, to the extent that uniQure does not cure such breach at least [**] Business Days before the date on which the relevant licensor could terminate such Existing Third Party License due to such breach by uniQure, Chiesi shall have the right (to the extent consistent with such Existing Third Party License) to cure any such breach on uniQure’s behalf and in such a case, Chiesi shall have the right to deduct (i) any and all arm’s length payments made on behalf of uniQure for the above purpose, from the next due payments to be made hereunder plus (ii) interest on such payments calculated pursuant to Section 2.1(f) above.

(c)                                  The license granted by uniQure in Section 7.3(a) with respect to the Patents licensed under the Existing Third Party Licenses are subject to rights reserved by the licensors and the US government as set forth in the Existing Third Party Licenses.

7.5                               Additional Rights Acquired after Effective Date.

(a)                                 During the Term, if either Party identifies the need for, or is otherwise offered, a license, covenant not to sue or similar rights to any Third Party Intellectual Property Rights that such Party in good faith believes is necessary or useful for the Commercialization of the Product in the Field in the Territory (“Additional Rights”), then such Party shall promptly notify the other Party and, in any event, prior to commencing negotiation or entering into an agreement with respect to such Additional Rights, and the Parties’ rights to conduct such negotiations shall be subject to the remaining provisions of this Section 7.5. The Parties shall thereafter conduct good faith discussions regarding whether such Additional Rights are necessary or useful for the Commercialization of the Product in the Field in the Territory or whether they otherwise agree that such Additional Rights should be acquired.

(b)                                 uniQure shall have the first right (but not the obligation) to license or otherwise acquire rights to any Additional Rights. If uniQure provides written notice to Chiesi that uniQure declines to exercise such first right, then Chiesi shall have the right (but not the obligation) to pursue acquiring rights to any given Additional Rights. The Party pursuing any given Additional Rights (the “Controlling Party”) shall keep the other Party (the “Non-Controlling Party”) reasonably informed regarding the status thereof and shall use Commercially Reasonable Efforts to obtain from the applicable Third Party licensor the right to sublicense such Additional Rights under the licenses granted to the Non-Controlling Party hereunder.

(c)                                  If the Controlling Party acquires rights to any Additional Rights and has the right to grant a sublicense under such Additional Rights to the Non-Controlling Party, and the Non-Controlling Party wishes to include such Additional Rights in the licenses granted to the Non-Controlling Party hereunder, the Non-Controlling Party shall notify the Controlling Party of its desire to do so and the Controlling Party shall provide the Non-Controlling Party a summary of all material restrictions on the scope of the licenses granted under, and all material payment obligations that would be owed by the Non-Controlling Party with respect to, any Third Party agreement applicable to such Additional Rights. The Non-Controlling Party may, upon written notice to the Controlling Party and subject to Section 7.5(d), Section 7.5(e)

and Section 7.5(f), obtain a sublicense under such Additional Rights and include such Additional Rights under the licenses granted to the Non-Controlling Party hereunder.

(d)                                 Following such notice from the Non-Controlling Party that it desires to include any given Additional Rights under the license granted to the Non-Controlling Party hereunder, (i) any such Additional Rights that do not carry financial or other obligations or restrictions shall be included automatically under the applicable license hereunder, and (ii) subject to Section 7.5(e) below, any such Additional Rights that carry financial or other obligations or restrictions shall be included under the applicable license hereunder only if the Non-Controlling Party agrees to share the costs of such Additional Rights (including any upfront payment or similar acquisition cost to access such Additional Rights) with the Controlling Party and to assume all other obligations to, and be subject to all restrictions imposed by, the Controlling Party’s licensor to the extent arising from the grant to the Non-Controlling Party under such Additional Rights (including, to the extent access to such terms have been made available to the Non-Controlling Party in unredacted form, all other terms of the Additional Rights Agreement that apply to the licenses granted to the Non-Controlling Party hereunder).

(e)                                  If the Parties are unable, after [**] Business Days, to agree as to whether any given Additional Rights are in fact necessary or useful for the Commercialization of the Product in the Field in the Territory or if the Parties are unable to agree to the allocation of the costs (as specified above), then the Parties shall jointly engage an expert panel consisting of patent attorney(s) or expert(s) in the development, manufacturing or commercialization of products comparable to the Product in question and other CMC matters, as applicable, not regularly employed by either Party to resolve such dispute. The decision of such expert panel shall be binding on the Parties as to such dispute.

(f)                                   Nothing in this Section 7.5 shall restrict either Party, at such Party’s sole cost and expense, from licensing or otherwise acquiring any additional rights that are not necessary or useful for the Commercialization of the Product in the Field in the Territory.

ARTICLE VIII

COMMERCIALIZATION

8.1                               Commercialization.

(a)                                 Chiesi shall have the sole right and responsibility, at its expense, to Commercialize the Product in the Field in the Territory, including for booking all sales of the Product throughout the Territory. At all times during the Term Chiesi shall in no event use less than Commercially Reasonable Efforts to Commercialize the Product, including compliance with marketing plan and budget, allocation of Minimum FTEs and setting of a Target Price (as defined in Schedule 8.1(a)) in Germany, as further described in Schedule 8.1(a). Notwithstanding the foregoing, Chiesi shall at least use Commercially Reasonable Efforts to achieve the First Commercial Sale of the Product in the Territory in the second half of 2013, provided that uniQure shall ensure availability of sufficient quantities of Product for supply to Chiesi’s customers for such purpose, prior to the First Commercial Sale. In the event Chiesi fails to meet (i) the allocation of Minimum FTEs or (ii) the timelines for submission of each relevant dossier for obtaining the Price and Reimbursement Approval for the Product, as further described in Schedule 8.1(a), and such failure is not caused by a Force Majeure Event or uniQure’s Failure to Supply, and Chiesi fails to cure such failure within [**] months after receiving written notice of such failure, uniQure shall have the right to terminate this Agreement in its entirety in the event of a failure as described in sub-paragraph (i) above or, at the sole discretion of uniQure, with respect to the particular countries to which such failure relates in the event of a failure as described in sub-paragraph (ii) above.

(b)                                 In order to prevent a substantial delay in achieving the First Commercial Sale of the Product in the Territory, certain commercial and development activities have been committed to by uniQure prior to the Effective Date (the “Approved Activities”) attached in Schedule 8.1(b). Such Approved Activities shall be reimbursed by Chiesi at uniQure’s actual cost.

(c)                                  Chiesi shall have the sole authority to determine the resale price of the Product in the Field in the Territory.

8.2                               Exclusivity.

(a)                                 During the Term, Chiesi shall not actively market, advertise for, canvas for or seek orders for the Product outside the Field or Territory or establish any branch, subsidiary, or depot for the supply of the Product outside the Field or Territory. The Parties shall inform each other promptly in case of any Commercialization activities of Third Parties in the Field in the Territory, or of any Commercialization activities of Chiesi or any of its Affiliates outside the Field or Territory to agree — within the limits of applicable competition laws — on any appropriate measures to be taken.

(b)                                 During the Term, uniQure shall not offer for sale, sell, license or otherwise Commercialize the Product in the Territory other than in compliance with the terms of this Agreement. uniQure shall be free, however, at any time during the Term, to Commercialize, directly or indirectly, the Product outside the Territory.

(c)                                  To the fullest extent consistent with any Applicable Laws, each Party shall, and shall procure that any of its Affiliates will, not directly or indirectly, itself or through or with or on behalf of any Third Party, develop, Manufacture or Commercialize in the Territory any Gene Therapy based product characterized to treat lipoprotein lipase deficiency, other than the Product in accordance with this Agreement. From time to time during the Term, the Parties may negotiate exceptions for Persons which will become Affiliates of a Party due to an acquisition of or by a Party or its Affiliates.

ARTICLE IX

TERM AND TERMINATION

9.1                               Term.

(a)                                 General.  This Agreement shall become effective as of the Effective Date and shall remain in force, on a country-by-country basis, for the longer of (i) twelve (12) years from the First Commercial Sale of the Product in the relevant country of the Territory; (ii) expiry of any regulatory exclusivity granted by any Marketing Authorization or any other Regulatory Approval in the relevant country of the Territory; or (iii) expiry of the last Valid Claim Covering the Product in the relevant country of the Territory. Unless terminated by a Party with three (3) months written notice to the other Party to the end of the above initial or any subsequent term, this Agreement shall automatically be renewed for successive five (5) year terms (the initial and each subsequent term, the “Term”).

(b)                                 Condition Precedent.  This Agreement, except for the obligation to submit the first Firm Order in accordance with Section 2.4(b), and any ancillary agreement concluded between the Parties in connection herewith, including the Quality Agreement and the SDEA, and the Co-Development and License Agreement and the agreement regarding the equity investment of Chiesi in uniQure concluded on the date hereof, shall become effective once the Parties have received consent from or, as the case may be, entered into separate agreements with, the respective Third Party licensors to the subcontracting of the rights and licenses licensed by uniQure as licensee under the Existing Third Party Licenses listed in Schedule 9.1 to Chiesi. uniQure and, to the extent applicable, Chiesi, shall use Commercially Reasonable Efforts to obtain such consent or, as the case may be, enter into such agreements, on or prior to [**]. If, despite the Parties’ Commercially Reasonable Efforts, such consent has not been obtained from or, as the case may be, such agreements have not been entered into with, all such Third Party licensors by the end of [**], this Agreement and all other agreements that are subject to the condition precedent pursuant to sentence 1 shall be deemed null and void as of the Effective Date and the first Firm Order submitted by Chiesi in accordance with Section 2.4(b) shall be deemed withdrawn, unless, prior to the end of such period, following a corresponding request of either Party, the Parties mutually agree in writing on an extension of such period. The Parties agree that (i) costs and expenses incurred in connection with the preparation and execution of this Agreement as well as obtaining of the aforementioned consent or, as the case may be, enter into the aforementioned agreements, shall not be reimbursed, provided, however, that uniQure shall pay back to Chiesi any payments received in connection with this Agreement on or prior to [**] (or such extended period mutually agreed between the Parties in accordance with the foregoing), and (ii) Sections 10.1, 10.2 and 10.6 shall apply mutatis mutandis.

9.2                               Termination.  Without prejudice to any other termination rights set forth herein, the Parties shall have the following termination rights:

(a)                                 Mutual Agreement.  The Parties may terminate this Agreement at any time during the Term upon mutual agreement in writing.

(b)                                 Material Breach.  Either Party may immediately terminate this Agreement in writing if the other Party materially breaches this Agreement and fails to cure such breach within [**] days after receiving written notice of the breach.

(c)                                  Insolvency.  Either Party may immediately terminate this Agreement in writing if the other Party ceases to carry on business, is unable to pay its debts when they fall due, is declared bankrupt, or an order is made or a resolution passed for the winding up of that other Party or the appointment of an administrator, receiver, liquidator, or manager of that other Party.

(d)                                 IP Challenge.  Either Party may immediately terminate this Agreement in writing if the other Party or any of its Affiliates or, as the case may be, Sub-distributors challenges the validity of any trademark as set forth in Section 2.2(a) or if

Chiesi or any of its Affiliates or Sub-distributors challenges the validity, enforceability, patentability or scope of any Valid Claim included in any Patents.

9.3                               Effects of Expiration/Termination.

(a)                                 Upon termination of this Agreement by uniQure pursuant to Sections 8.1(a), 9.2(b), 9.2(c) or 9.2(d):

(i)                                     Chiesi shall purchase from uniQure any quantity of Product which has been included in a Confirmed Firm Order through the effective date of termination, unless otherwise elected by UniQure pursuant to Section 9.3(a)(ii) below;

(ii)                                  (A) all rights, privileges and licenses granted hereunder to Chiesi shall remain in full force and effect until all quantities of Product ordered and delivered hereunder, at the election of uniQure, (y) have been sold by Chiesi, or (z) have been redeemed by uniQure from Chiesi at the Purchase Price originally charged to Chiesi except for such portion of Product as is needed to fill orders then held by Chiesi; and (B) Chiesi shall thereafter not make any use whatsoever of any such rights, privileges and licenses and transfer to uniQure any Marketing Authorization then held by Chiesi or its Sub-distributor, unless required by Applicable Laws or expressly set forth otherwise in this Agreement;

(iii)                               save as required under the Quality Agreement or the SDEA, at any time upon written request of the disclosing Party, unless expressly set forth otherwise in this Agreement, the receiving Party shall cease use of and return or at the disclosing Party’s request destroy all Confidential Information of the disclosing Party and all copies thereof except for a single copy of such Confidential Information that may be retained confidentially for legal purposes only;

(iv)                              all rights, privileges and licenses granted hereunder to uniQure regarding any alternative Trademark identified by Chiesi and any other trademarks, logos or service marks of Chiesi shall become fully paid-up, irrevocable and perpetual.

(b)                                 Upon termination of this Agreement by Chiesi pursuant to Sections 9.2(b), 9.2(c) or 9.2(d):

(i)                                     all rights, privileges and licenses granted hereunder to Chiesi regarding the uniQure Intellectual Property Rights, including the rights granted under Section 2.2(a), shall become fully paid-up, irrevocable and perpetual;

(ii)                                  all rights, privileges and licenses granted hereunder to uniQure shall terminate and uniQure shall not make any use whatsoever of any alternative Trademark identified by Chiesi and any other trademarks, logos or service marks of Chiesi, unless required by Applicable Laws or expressly set forth otherwise in this Agreement;

(iii)                               uniQure shall furnish Chiesi with reasonable cooperation, and continue to supply Chiesi’s requirements of Product for the [**] month period following notice of termination in accordance with the terms and conditions of this Agreement, provided however, that the Purchase Price for the individual Product ordered after the effective date of termination shall be the Fully Loaded Cost of Goods plus [**] percent ([**]%) markup for each patient dose sold of such particular Product. No later than [**] months prior to the expiration of such [**] month period the Parties shall enter into good faith negotiations regarding the supply of Chiesi’s requirements of Product after expiration of such [**] month period, taking into account a fair adjustment of the transfer price pursuant to Section 2.3(b) for the Product to be supplied to Chiesi after such expiration;

(iv)                              save as required under the Quality Agreement or the SDEA, at any time upon written request of the disclosing Party, unless expressly set forth otherwise in this Agreement, the receiving Party shall cease use of and return or at the disclosing Party’s request destroy all Confidential Information of the disclosing Party and all copies thereof except for a single copy of such Confidential Information that may be retained confidentially for legal purposes only.

(c)                                  Upon expiration of the Term with respect to this Agreement by a Party exercising its termination right pursuant to Section 9.1(a) or mutual termination pursuant to Section 9.2(a) (unless otherwise agreed between the Parties in such mutual termination agreement):

(i)                                     all rights, privileges and licenses granted hereunder to Chiesi shall become fully paid-up, irrevocable and perpetual;

(ii)                                  all rights, privileges and licenses granted hereunder to uniQure shall become fully paid-up, irrevocable and perpetual;

(iii)                               Chiesi shall purchase from uniQure any quantity of Product which has been included in a Confirmed Firm Order through the effective date of expiration;

(iv)                              save as required under the Quality Agreement or the SDEA, at any time upon written request of the disclosing Party, unless expressly set forth otherwise in this Agreement, the receiving Party shall cease use of and return or at the disclosing Party’s request destroy all Confidential Information of the disclosing Party and all copies thereof except for a single copy of such Confidential Information that may be retained confidentially for legal purposes only.

Upon expiration of the Term with respect to this Agreement by uniQure exercising its termination right pursuant to Section 9.1(a), uniQure shall continue to supply Chiesi’s requirements of Product for the [**] month period following notice of termination in accordance with the terms and conditions of this Agreement, provided however, that the Purchase Price for the individual Product ordered after the effective date of termination shall be the Fully Loaded Cost of Goods plus [**] percent ([**]%) markup for each patient dose sold of such particular Product. No later than [**] months prior to the expiration of such [**] month period the Parties shall enter into good faith negotiations regarding the supply of Chiesi’s requirements of Product after expiration of such [**] month period, taking into account a fair adjustment of the transfer price pursuant to Section 2.3(b) for the Product to be supplied to Chiesi after such expiration.

(d)                                 Accrued Rights; Surviving Provisions.

(i)                                     Notwithstanding the giving of any notice of termination pursuant to this Article 9, each Party shall continue to fulfill such Party’s obligations under this Agreement at all times until the effective date of any such termination.

(ii)                                  Termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration.

(iii)                               Without prejudice to Section 11.7, to the extent legally permitted, any compensation claims by Chiesi resulting from a direct or analogous application of Article 17 of Council Directive 86/653/EEC, as amended, as transposed into the national laws of the EU Member States for undertaking the Commercialization of the Product in the Territory are expressly excluded and hereby expressly waived by Chiesi.

(iv)                              All those provisions which by their scope and nature extend beyond the Term, including Article I, Section 2.1(d) to (h), Article VI, Section 7.1, Section 9.3, Sections 10.1, 10.2 and 10.6, and Article XI, shall survive any expiration or termination of this Agreement, and remain in full force and effect.

ARTICLE X

CONFIDENTIALITY

10.1                        Confidential Information.  All Confidential Information disclosed by a Party or any of its Affiliates to the other Party or any of its Affiliates before or during the Term shall not be used by the receiving Party or any of its Affiliates except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party and its Affiliates, and shall not otherwise be disclosed by the receiving Party or its Affiliates to any Third Party (except as set forth in the remainder of this Article X), without the prior written consent of the disclosing Party, except to the extent that the Confidential Information:

(a)                                 was known or used by the receiving Party or any of its Affiliates prior to its date of disclosure by the disclosing Party;

(b)                                 either before or after the date of the disclosure to the receiving Party hereunder or under the Confidentiality Agreement is lawfully disclosed to the receiving Party or any of its Affiliates by a Third Party rightfully in possession of and with the right to disclose such Confidential Information other than under an obligation of confidentiality;

(c)                                  either before or after the date of the disclosure to the receiving Party hereunder or under the Confidentiality Agreement becomes generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates;

(d)                                 is independently developed by or for the receiving Party or any of its Affiliates without reference to or reliance upon any of the other Party’s Confidential Information; or

(e)                                  is required to be disclosed by the receiving Party or its Affiliates to comply with Applicable Laws, which may include the rules of Euronext, of the US

Securities and Exchange Commission, or of any other stock exchange, or to defend or prosecute litigation or arbitration or to comply with legal process; provided that, the receiving Party provides prior written notice of such disclosure to the disclosing Party (to the extent feasible) and only discloses Confidential Information of the other Party to the extent necessary for such legal compliance or litigation purpose; and provided, further, that (i) the receiving Party shall use, or shall cause its Affiliates, as the case may be, to use, reasonable efforts to obtain confidential treatment, or the equivalent, from Euronext, the US Securities and Exchange Commission, or other securities trading institution of any financial information or other information of a competitive or confidential nature, and shall include in such confidentiality request such provisions of this Agreement as may be reasonably requested by the disclosing Party, and (ii) such information shall otherwise remain Confidential Information (subject to the exceptions in this Section 10.1).

Notwithstanding the foregoing, paragraphs (a), (b) and (d) shall not alter the requirement to keep the terms and conditions of this Agreement confidential, as set forth herein, subject to the remainder of this Article X.

10.2                        Employee, Director, Consultant and Advisor Obligations.  Chiesi and uniQure each agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s employees, directors, consultants, agents and advisors, and to the employees, directors, consultants, agents and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement and who are bound by obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Agreement. Each Party shall remain responsible for any failure by any of its or its Affiliates’ employees, directors, consultants, agents and advisors to treat such Confidential Information as required under this Article X.

10.3                        Publicity.

(a)                                 Following execution of this Agreement, the Parties shall jointly or separately issue a press release, in a text to be agreed upon between the Parties in advance, announcing the execution of this Agreement and the Co-Development and License Agreement.

(b)                                 Each Party shall only issue press releases (other than the press release pursuant to paragraph (a) above) or make other public disclosures regarding this Agreement or the Parties’ activities under this Agreement (each such press release or public disclosure, a “Subject Disclosure”):

(i)                                     that have been approved in writing in advance by the other Party (such approval not to be unreasonably withheld, conditioned or delayed), including Subject Disclosures that describe one or more of the following:

(A)                               the filing for or receipt of Marketing Authorization with respect to the Product in the Territory;

(B)                               the receipt of Price and Reimbursement Approval for the Product in the Territory;

(C)                               the receipt of any regulatory exclusivity for the Product in the Territory;

(D)                               the achievement of any commercial milestone pursuant to Section 2.1(c)(ii); or

(E)                                the first Party’s presence or participation at scientific, financial or investor forums;

(ii)                                  subject to Section 10.3(c), if advised by counsel to issue such Subject Disclosure in order to comply with Applicable Laws, which may include the disclosure rules of the US Securities and Exchange Commission or a similar regulatory agency in a country in the Territory or of Euronext or any other stock exchange of other securities trading institution; or

(iii)                               subject to Section 10.3(c), if the contents of such Subject Disclosure have previously been made public other than through a breach of this Article X by a Party.

(c)                                  Unless not feasible under the circumstances because of the need to comply with Applicable Laws or stock exchange rules, the Party making a Subject Disclosure shall provide the other Party with a draft Subject Disclosure at least [**] Business Days prior to its intended publication for the other Party’s review. Such other Party may provide the first Party with suggested modifications to the draft Subject Disclosure. The first Party shall consider in good faith the other Party’s timely provided suggestions in issuing such Subject Disclosure.

(d)                                 For clarity, nothing in this Agreement shall restrict (i) each Party from issuing press releases or making other public disclosures regarding such Party’s development, manufacturing or commercialization activities with respect to any product other than the Product, or (ii) uniQure from issuing press releases or making other public disclosures regarding uniQure’s development, manufacturing or commercialization activities with respect to the Product outside the Field or Territory.

10.4                        Other Disclosures.  Notwithstanding anything in this Agreement to the contrary, each Party shall have the right to disclose the other Party’s Confidential Information (including the terms of this Agreement) (as applicable):

(a)                                 to such Party’s then-current or potential investors, lenders, acquirers, investment bankers, and other Third Parties in connection with financing, partnering (to the extent consistent with this Agreement) and acquisition activities, solely on a need-to-know basis and under obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Article X;

(b)                                 as required by the existing license agreements between uniQure and its Third Party licensors;

(c)                                  to enforce Patents, Trademarks and other Intellectual Property Rights in accordance with Sections 2.2(a) and 7.2; or

(d)                                 to such Party’s then-current or potential collaborators, and Third Party contractors (including contract manufacturers and Sub-distributors) for purposes of engaging in the Manufacture or Commercialization of the Product as contemplated hereunder, solely on a need-to-know basis and under obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Article X.

10.5                        Publications.

(a)                                 Notwithstanding Section 10.3 and Section 10.4, a Party (the “Publishing Party”) which is, or whose Affiliates is, seeking to publish or publicly present scientific or technical data, results or other information with respect to the Product shall provide the other Party and the JCC with a copy of any proposed publication or presentation at least [**] days (or at least [**] days in the case of abstracts or oral public presentations) prior to submission for publication or presentation so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain such other Party’s Confidential Information in accordance with the requirements of this Agreement or to not jeopardize the patentability of any results or data.

(b)                                 If the non-Publishing Party notifies the Publishing Party that such publication or presentation, in the non-Publishing Party’s reasonable judgment, (i) discloses an invention for which the non-Publishing Party desires to seek patent protection, or (ii) contains any Confidential Information of the non-Publishing Party, or could be expected to have an adverse effect on the commercial value of any Confidential Information disclosed by the non-Publishing Party to the Publishing Party, the Publishing Party shall delete such Confidential Information from the proposed publication or presentation and shall further delay such publication or presentation for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on any invention disclosed in such publication or presentation (but no more than [**] days from the date of the non-Publishing Party’s notice thereof).

10.6                        Term.  All obligations of confidentiality imposed under this Article X shall expire [**] years following termination or expiration of this Agreement, except to the extent any Existing Third Party License between uniQure and its Third Party licensors extends such obligations; provided, however, that the receiving Party shall maintain the confidentiality of any of the other Party’s trade secrets indefinitely until such trade secret is no longer a trade secret.

ARTICLE XI

MISCELLANEOUS

11.1                        Entire Agreement, Amendments. This Agreement and the attachments hereto contain the entire understanding and agreement of the Parties with respect to the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, including the Memorandum of Understanding dated 21 December 2012 and the Confidentiality Agreement, but expressly excluding the Co-Development and License Agreement. Except for the rights expressly conferred on the JSC or JCC, this Agreement cannot be modified except by a written document bearing the signatures of both Parties. The same applies to any waiver of this written form requirement.

11.2                        Assignments. Except as expressly provided herein, neither this Agreement nor any rights and obligations hereunder shall be assignable by a Party without the prior written consent of the other Party; provided, however, that a Party may assign this Agreement to any Affiliate or to any successor in interest by way of merger, acquisition or sale of all or substantially all of its assets to which this Agreement relates, provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the assigning Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 11.2 shall be void.

11.3                        Severability. Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

11.4                        Notices. Other than as expressly specified in this Agreement, all notices and consents required to be provided hereunder shall be in writing and provided by hand, by recorded delivery mail (return receipt requested), by facsimile, or by recognized overnight courier service to the other Party at its address or facsimile number shown below or such other address or facsimile number notified by such other Party from time to time.

If to uniQure, addressed to:

uniQure Biopharma B.V.

P.O. Box 22506

1100 DA Amsterdam

The Netherlands

Attention: CEO

Fax: +31 20 566 9272

If to Chiesi, addressed to:

Chiesi Farmaceutici S.p.A.

Via Palermo, 26/A

43122 Parma

Italy

Attention: CEO

Copy to: Corporate Development, Head and General Counsel

Fax: +39 0521 774468

11.5                        Waiver. Any failure of either Party to enforce any provision hereof shall not constitute a waiver by that Party of its right subsequently to enforce the same or any other provision hereof. The waiver of any provision of this Agreement shall only be effective if in writing signed by the Party claimed to have waived such provision.

11.6                        Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by war, civil insurrection, strike, fire, Act of God, earthquake, tempest, flood, epidemic, blackout, lockout, embargo, governmental acts or orders or restrictions, delays in delivery and non-supply by exclusive suppliers, where such delay or non-supply occurs as a result of such Force Majeure, or any other reason where failure to perform is beyond the reasonable control of such Party (each a “Force Majeure Event”) and such failure to perform is not caused by the negligence, intentional conduct or misconduct of the non-performing Party and such Party has exerted all reasonable efforts to avoid or remedy such Force Majeure Event; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

11.7                        Independence. The relationship between the Parties is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner. It is further understood and agreed that neither Party nor its Affiliates, nor its and their respective directors, officers and employees, shall be deemed an agent or employee of the other Party or its Affiliates.

11.8                        Third Party Beneficiaries.  All rights, benefits and remedies under this Agreement are solely intended for the benefit of uniQure and Chiesi. No Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

11.9                        Governing Law, Dispute Resolution. The validity and interpretation of this Agreement shall be governed by the laws of England without regard to its conflicts of laws principles and to the express exclusion of the United Nations Conventions on Contracts for the International Sale of Goods (CISG). Any dispute arising under, out of or relating to this Agreement shall be referred to and finally determined under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules. The place of arbitration shall be London, United Kingdom. The language to be used in said proceedings shall be English.

11.10                 Costs.  Except as expressly provided in this Agreement or as separately agreed upon in writing between the Parties, each Party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

11.11                 Construction.  Each Party agrees that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted.

11.12                 Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

11.13                 Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one

Party but all such counterparts taken together shall constitute one and the same agreement. A pdf file of this Agreement contained in an email, including the signed signature pages hereto, will be deemed to be an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Commercialization Agreement as of the Effective Date.

UNIQURE BIOPHARMA B.V.			UNIQURE BIOPHARMA B.V.

By:	/s/ Piers Morgan		By:	/s/ Hans Preusting
	Name:	Mr. Piers Morgan		Name:	Mr. Hans Preusting
	Title:	Chief Financial Officer		Title:	Business Development, Vice President

CHIESI FARMACEUTICA S.p.A.			CHIESI FARMACEUTICI S.p.A.

By:	/s/ Alberto Chiesi		By:	/s/ Ugo Di Francesco
	Name:	Mr. Alberto Chiesi		Name:	Mr. Ugo Di Francesco
	Title:	President		Title:	CEO

SCHEDULE 1.9
Certificate of Analysis

CONTROLLED DOCUMENT — CONFIDENTIAL

Certificate of Analysis

SMS number
Product	Glybera® Drug Product (Final Product)
Part number	C0114 rev.
Batch number
Production stage	Drug product
Expiry date	Page 1 of 1

Test, Method	Specification	Result
[**]	[**]
[**]	[**]
[**]	[**]
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[**]	[**]
[**]	[**]
[**]	[**]

Remarks:

Conclusion

Authorized signature:
Name:
Date:

Visiting address	Postal address
Meibergdreef 61	P.O. Box 22506	tel +31 (0)20 566 7394
1105 BA Amsterdam	1100 DA Amsterdam	fax +31 (0)20 566 9272
The Netherlands	The Netherlands	info@uniqure.com

SCHEDULE 1.10
Certificate of Compliance

Document No.: QA-SOP-XXX-0036-EX
Revision No.: Page No.: 1 of 1 Effective date:	Preparation of Certificates — Exhibit X: Certificate of Release

Product name:	Date manufactured:
Quantity:	Expiry/retest date:
Batch number:	Storage conditions:

Manufacturer:	UniQure
Production Site:	Meibergdreef 61, 1105 BA Amsterdam, The Netherlands

Release tests:

☐:  All test results are within approved specifications.

Certification statement:

uniQure is certified by the Dutch Health Authorities (Ministerie van VWS), per manufacturing license number 108990F, to manufacture biological products (gene therapies).

I hereby certify that this batch has been manufactured at the above-stated site in full compliance with the EU GMP requirements, and meets the authorized quality specifications registered in uniQures’ quality systems.  The batch manufacturing and analytical records were reviewed and are found to be in compliance with GMP.

Name:
Position:	Qualified Person
Signature:

Date:

SCHEDULE 1.63
Patents

UniQure Patent Portfolio:  GLYBERA

UniQure Ref.	Country	Owners	Official No.	Case Status	Filing Date	Date Registration

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of four pages were omitted. [**]

In-licensed patent portfolio:  GLYBERA

Licensor	Owners	Official No.	Case Status	Filing Date	Date Registration
[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]
		[**]	[**]	[**]	[**]
[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]
[**]	[**]	[**]	[**]	[**]	[**]

[**]
[**]	[**]	[**]	[**]	[**]	[**]

[**]
[**]	[**]	[**]	[**]	[**]	[**]

[**]

Note:

[**]

SCHEDULE 1.66
Product

Glybera: AAV1_LPLS447X

Marketing Authorization Numbers: EU/1/12/791/001

SCHEDULE 1.78

Initial Specifications

Module 3 3.2.P.5	Glybera [alipogene tiparvovec]	uniQure

1.             SPECIFICATIONS

Before QC testing the samples taken from the drug product batch are stored at the same conditions and subjected to one freeze thaw cycle.

The proposed release and shelf life specifications for Glybera drug product are shown in Table 1 below:

Table 1:  Release and shelf life specifications for Glybera

Test parameter	Acceptance Criteria
General tests and test for contamination
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]
[**]	[**]
[**]	[**]
[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]
[**]	[**]
[**]	[**]
[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]
[**]	[**]
[**]
[**]
[**]	[**]
[**]
[**]	[**]
[**]	[**]
[**]	[**]

[**]
[**]	[**]
[**]	[**]

[**]

SCHEDULE 2.2(a)
Trademarks

uniQure’s Trademark Portfolio:  GLYBERA - uniQure

Catchword	Type	Country	Classes	Appl.No.	Appl.date	Reg.No.	Rcg.datc	Rcn.date	Applicant	Status

G device	Logotype	EU	05, 44	8640609	10/26/2009.	8640609	5/10/2010.	10/26/2019.	uniQure IP B.V.	Registered
GLYBERA	Wordmark	EU	05. 44	5901269	5/1/2007.	5901269	5/14/2009.	5/1/2017.	uniQure IP B.V.	Registered
GLYBERA	Wordmark	TR	05	2007026778	17.05.2007	2007026778	17.05.2007	17.05.2017	uniQure IP B.V.	Registered
GLYBERA	Wordmark	RU	05	2008707340	13.03.2008	377215	20.04.2009	13.03.2018	Amsterdam Molecular Therapeutics (AMT) Holding N.V.	Registered
GLYBERA	Wordmark	CH	05	551392007	14.05.2007	562178	11.09.2007	14.05.2017	Amsterdam Molecular Therapeutics (AMT) Holding N.V.	Registered
GLYBERA	Wordmark	IS	05	14642007	14.05.2007	8122007	04.07.2007	04.07.2017	Amsterdam Molecular Therapeutics (AMT) Holding N.V.	Registered
GLYBERA	Wordmark	NO	05	200705606	15.05.2007	241553	19.10.2007	19.10.2017	Amsterdam Molecular Therapeutics (AMT) Holding N.V.	Registered
GLYBERA	Wordmark	DZ	05	72791	24.10.2007				Amsterdam Molecular Therapeutics (AMT) Holding N.V.	Pending
GLYBERA	Wordmark	EG	05	208229	22.10.2007				Amsterdam Molecular Therapeutics (AMT) Holding N.V.	Pending
GLYBERA	Wordmark	MA	05	113550	23.10.2007	113550	23.10.2007	23.10.2017	Amsterdam Molecular Therapeutics (AMT) Holding N.V.	Registered
GLYBERA	Wordmark	TN	05	EE072667	24.10.2007	EE72667	19.05.2009	24.10.2017	Amsterdam Molecular Therapeutics (AMT) Holding N.V.	Registered

GLYBERA device	Logotype	EU	05, 44	8640641	10/26/2009.	8640641	5/10/2010.	10/26/2019.	uniQure IP B.V.	Registered
UNIQURE	Wordmark	EU	01, 05, 42, 44	10431005	11/21/2011.		4/25/2012	11/21/2021.	uniQure IP B.V.	Registered

SCHEDULE 2.2(b)
uniQure Trademark Guidelines

uniQure

TRADEMARK GUIDELINES

The trademarks of uniQureBiopharmaB.V. and its subsidiary uniQure IP B.V. -hereinafter “uniQure” or “Company” - are valuable and important intellectual property assets of the Company. It is crucial that you protect the value of our trademarks by using them properly. These guidelines, which are updated from time to time, set out our policies for your use of such assets.

If you are a licensee of uniQure trademarks, your license agreement will specify the trademarks that you are authorized to use and may provide additional special trademark usage guidelines. You may NOT use our trademarks in a manner that incorrectly suggests that uniQure sponsors or endorses or is otherwise associated with your activities, products, and services, except as set forth in your license agreement with us.

Registered trademarks:

UniQure is owner of the following trademark registrations in the European Union:

Trademark	Type	Country	goods/services	Reg. No.	Reg. Date
GLYBERA	Word	EU

Class 5: Pharmaceutical products; biological preparations for use in medical and clinical gene therapy and cell therapy; clinical medical reagents for use in gene therapy; gene diagnosis, and gene testing; pharmaceutical preparations, vaccines for use in gene therapy: gene therapy and prophylaxis products; all the aforementioned goods exclusively in the treatment of metabolic disorders including such disorders which are single gene disorders and disorders which are a result of one more mutations within the lipoprotein lipase gene

Class 44: Gene delivery, gene transfer, gene regulation and gene modulation for the treatment of metabolic disorders, including such disorders which are single gene disorders, and disorders which are a result of one more mutations within in the lipoprotein lipase gene, ocular disorders

				5901269	5/14/2009
	word and device	EU	Class 5: Pharmaceutical products; biological preparations for use in medical and clinical gene therapy and cell therapy; clinical medical	8640641	5/10/2010

Trademark	Type	Country	goods/services	Reg. No.	Reg. Date

reagents for use in gene therapy, gene diagnosis, and gene testing; pharmaceutical preparations, vaccines for use in gene therapy; gene therapy and prophylaxis products, all the aforementioned goods exclusively in the treatment of metabolic disorders including such disorders which are single gene disorders and disorders which are a result of one more mutations within the lipoprotein lipase gene

Class 44: Gene delivery, gene transfer, gene regulation and gene modulation for the treatment of metabolic disorders, including such disorders which are single gene disorders, and disorders which are a result of one more mutations within the lipoprotein lipase gene and ocular disorders

	device	EU

Class 5: Viral systems, gene therapy systems, nucleic acid delivery systems, viral vectors, non-viral vectors, gene therapy vectors, nucleic acid delivery vectors, and cells transformed by viral vectors, non-viral vectors, gene therapy vectors or nucleic acid delivery vectors for medical purposes; pharmaceutical products; biological preparations for use in medical and clinical gene therapy, nucleic acid-based therapy and cell therapy; clinical medical reagents for use in nucleic acid-based therapy, gene therapy, cell therapy, gene diagnosis and gene testing; pharmaceutical preparations, vaccines, prophylaxis products and other products for use in nucleic acid-based therapy, gene therapy and cell therapy

Class 44: Gene and nucleic acid delivery, gene and nucleic acid transfer, gene and nucleic acid regulation and gene and nucleic acid modulation for the treatment of metabolic disorders, ocular disorders, diseases of the nervous system, blood disorders, liver disorders, muscular disorders, muscular skeletal disorders, cancers, infectious diseases, inflammatory and auto-immune diseases, vascular disorders, inherited disorders, genetic disorders and single gene disorders.

				8640609	5/10/2010

Trademark	Type	Country	goods/services	Reg. No.	Reg. Date
UNIQURE	Word	EU

Class 1: Viral systems, gene therapy systems, nucleic acid delivery systems, viral vectors, non-viral vectors, gene therapy vectors, nucleic acid delivery vectors, and cells transformed by viral vectors, non-viral vectors, gene therapy vectors and nucleic acid delivery vectors for non-medical research purposes

Class 5: Viral systems, gene therapy systems, nucleic acid delivery systems, viral vectors, non-viral vectors, gene therapy vectors, nucleic acid delivery vectors, and cells transformed by viral vectors, non-viral vectors, gene therapy vectors or nucleic acid delivery vectors for medical purposes; pharmaceutical products; biological preparations for use in medical and clinical gene therapy, nucleic acid-based therapy and cell therapy; clinical medical reagents for use in nucleic acid-based therapy, gene therapy, cell therapy, gene diagnosis and gene testing; pharmaceutical preparations, vaccines, prophylaxis products and other products for use in nucleic acid-based therapy, gene therapy and cell therapy

Class 42: Research, product development and consultancy in the field of biotechnology, biologics, pharmaceutics, medical science, chemistry and biochemistry

Class 44: Gene and nucleic acid delivery, gene and nucleic acid transfer, gene and nucleic acid regulation and gene and nucleic acid modulation for the treatment of metabolic disorders, ocular disorders, diseases of the nervous system, blood disorders, liver disorders, muscular disorders, muscular skeletal disorders, cancers, infectious diseases, inflammatory and auto-immune diseases, vascular disorders, inherited disorders, genetic disorders and single gene disorders.

				10431005	4/25/2012

UniQure is also the owner of the other trademark registrations and applications in the Territory identified in Schedule 2.2(a).

Basic Trademark Rules:

•                  The most prominent use (which is usually the first use of our registered trademarks in a title, heading, and text of a document) should have the superscripted registered trademark symbol ®.  If that symbol is not available, then use (R).

•                  Distinguish our trademarks. Visually set off our trademarks from the surrounding text.

•                  Our trademarks are never plural or possessive.

•                  Never modify the form of our trademarks, whether the trademarks are an acronym, word, words or graphic design.  Unless otherwise specifically permitted in writing, word trademarks should not be modified by abbreviations, translations or connections (e.g., by a hyphen or otherwise) to other words or trademarks.  Our trademarks should not be split over any lines.  All logos should be reproduced in strict compliance with the established graphical form.

•                  Colors of our trademarks. The preferred treatment for the company logo is as follows:

The logo has to be displayed in printed letters. Only the “Q” is in upper case.

•                  Attribute our trademarks by properly acknowledging our ownership interest in them (e.g., “Glybera is a trademark or registered trademark of uniQure IP B.V.”).  Such attribution statement may appear in any conventional location within a document or packaging (e.g., header, footer, footnote, etc.).

•                  Logo, size and proportion treatments. The “Glybera” word and device mark and the “G” device mark (logos) set forth in the table above must always be reproduced exactly as pictured in the table above, in the specific typefaces shown.  No other typefaces are permitted. The logos can be reproduced in color or black& white and may be proportionately enlarged or reduced so long as legibility is ensured. uniQure reserves the right to introduce specific requirements as to the color and font size of its trademarks and logos. The logos are independent trademarks and should not be incorporated into other trademarks, logos, and artwork. The logos may appear in proximity to a licensee’s trademarks and logos and other artwork, but with a clear visual separation.

•                  Inquiries regarding the Trademark Guidelines. In case of inquiries regarding these Trademark Guidelines uniQure may be contacted at the following address: Meibergdreef 61, 1105 BA Amsterdam, The Netherlands.

•                  Updates of the Trademark Guidelines. uniQure may at any time make changes to these Trademark Guidelines with a future effect. uniQure will give licensee no less than three (3) months prior written notice if changes are made to the Trademark Guidelines.

***

SCHEDULE 2.3
Definition
Fully Loaded Cost of Goods

Item per [**] batch	Costs* [EUR]

Clean room occupancy	[**]
Cell bank vial	[**]
Virus banks vials	[**]
Raw materials	[**]
External release assays (QC)	[**]
External QP	[**]
Personnel (MF, QC, QA)	[**]
Packaging (incl. release)	[**]
Stability study batch allocation	[**]

Total	[**]

Norms:

Number of patients per batch                           [**]

Batch success rate                                               [**]%

Result Fully loaded costs:

COG per patient                                                 EUR                 [**]*
COG per batch                                                    EUR                 [**]*

COG relevant for Glybera Manufacturing Cost Reimbursement:

COG per patient                                                 EUR                 [**]*
COG per batch                                                    EUR                 [**]*

* = as of the Effective Date

SCHEDULE 2.4(d)
Minimum Order Quantity

The minimum Order Quantity is [**] patient doses.

SCHEDULE 2.6
Technology Transfer

The following is a non-exhaustive list describing key steps which the Parties would typically envisage for a transfer of the Manufacturing of the Product to another manufacturing site:

Steps	Estimated Timelines
• if transferred to a Third Party manufacturer: select and contract manufacturer party	[**]
• tech transfer (on paper)	[**]
• obtain time slot	[**]
• process validation at CMO	[**]
• file type II variation	[**]
• review and approval type II variation	[**]
Total	[**]

SCHEDULE 3.1
MA/MAA Filing and Maintenance Activities and Fees Template

State	Activity	Fee Allocation	Responsible Party	Timeline
Albania

Andorra

Bosnia and Herzegovina

Croatia

Macedonia

Monaco

Montenegro

Republic of San Marino

Serbia

Switzerland

State	Activity	Fee Allocation	Responsible Party	Timeline
Vatican City

Algeria

Armenia

Azerbaijan

Belarus

Brazil

China

Egypt

Georgia

Kazakhstan

Kirghizstan

State	Activity	Fee Allocation	Responsible Party	Timeline
Mexico

Moldova

Morocco

Pakistan

Russia

Tajikistan

Tunisia

Turkey

Turkmenistan

Ukraine

Uzbekistan

State	Activity	Fee Allocation	Responsible Party	Timeline

SCHEDULE 3.2
Regulatory Plan

A.            For the EU Member States:

1.             Quality

1.1          Specific Obligations

The following obligations were included in the Day 210 Assessment Report with the requirement to submit them as Type II variations prior to implementation.

Source	Name	Description	Due date	Status	Progress
D210 AR	Ii/003-SO1	Newly developed release assay for cellular SF+ DNA submitted and approved by a Type II variation.	[**]	[**]	[**]
D210 AR	II/004-SO2	An improved or newly developed release assay for SF+ proteinor a combined SF+/Baculovirus protein approved by a Type II variation	[**]	[**]	[**]
D210 AR	II/004-SO3	Assays for Rep and Cap genes will be validated and acceptance criteria for accuracy and precision will be justified in the validation report.	[**]	[**]	[**]
D210 AR	II/001-SO4

To complete the validation of the residual infectious baculovirus assay ([**] wells), the LOD should be experimentally confirmed, in addition the presented risk assessment should be revised taking into account the experimentally determined LOD.

			[**]	[**]	[**]
D210 AR	II/002-SO5	An improved release assay for replication competent AAV should be submitted and approved via a Type II variation	[**]	[**]	[**]
D210 AR	II/Oxx—SO6	To improve the virus safety profile of the product, an additional manufacturing process step should be developed	[**]	[**]

Source	Name	Description	Due date	Status	Progress
D210 AR	II/Oxx-SO7	Additional manufacturing process step validated to ensure that the process is capable, of inactivating or removing at least the maximal baculovirus load used in production.	[**]	[**]
D210 AR	II/Oxx—SO8	eCTD update: Clarify the MOI to be used for any new WSV and qualification strategy at the time of introduction of new WSV	[**]	[**]

The baseline eCTD Module 3 has been submitted on [**].

1.2          Commitments

The commitments listed below have been made during the review and authorisation procedure. For those commitments accompanied in the D120 or D180 responses by a planned date for completion, the definite completion and submission dates have to be submitted in a Letter of Undertaking. For some commitments no completion date was mentioned. Those will not be mentioned in the Letter of Undertaking and will be considered at a later stage during the yearly product quality review.

Source	Name	Description	Due date	Status
D120Q#60 and D180Q#20, 21	LU3	Stability study on the first batch of drug substance stored in the new container is recommended to be performed prior to product being released for patient treatment.	[**]	[**]
D120Q#2 and D180Q#1	LU5	Assess how long the baculovirus sequences are persisting in vivo in mice	[**]	[**]
D120Q#2 and D180Q#1	LU6	Further characterization by N6S and analysis of [**] new batches by NGS	[**]	[**]

D120Q#71 and D180Q#24	LU1	Review and revise the specification for the ratio of full to infectious virus particles based on data from [**] batches to allow meaningful specifications to be set.	[**]	[**]
D120Q#84 and D180Q#28	LU4	To provide details on the outcome of the further development, validation and proposed implementation of the S2 cell line that is non-permissive to baculovirus.	[**]	[**]
D120Q#59	LU7	Review specifications for protein impurity 2 when data of [**] batches are available	[**]	[**]

1.3          Other variations

Variation	Description	Planned submission date	Status
II/007	New test method for residual VHH	[**]	[**]
II/008	Improved test method for residual LPL	[**]	[**]
II/009	New test method for infectious vector titre	[**]	[**]
II/Oxx	Total to Full particles ratio specification to be adapted (lower limit removed)	[**]	[**]
Tbd*	Changes to the stability protocol to remove sterility testing at the end of shelf life. A new container closure study is to be initiated	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

B.            For the Territory outside of the EU Member States:

The Parties shall agree upon the Regulatory Plan for any remaining countries of the Territory outside of the EU Member States in the first meeting of the JCC after the Effective Date.

SCHEDULE 7.3
Existing Third Party Licenses

Overview:

Licensor	Title of Agreement	Date	Relevant Intellectual Property Rights (including quality of license, i.e. exclusive / non-exclusive rights)

Xenon Pharmaceuticals Inc. (formerly Xenon Genetics Inc.)	Sublicense and research agreement between Xenon Genetics Inc. and Amsterdam Molecular Therapeutics BV	June 18, 2001	Exclusive sublicensable, not further sublicensable without written consent

US Public Health Service (PHS, NIH, HHS)	Public Health Service Patent License Agreement - Nonexclusive	May 2, 2007	Non-exclusive, sub-licensable upon written approval prior review

Ampliphi Biosciences Corporation (legal successor of Targeted Genetics)	License agreement Amendment No1 to the license agreement	December 5, 2006 March 12, 2012	Non-exclusive, non-sublicensable

Aventis Pharma S.A.	License agreement	December 20, 2006	Exclusive, non-transferable and non-assignable

Salk Institute for Biological Studies	License agreement between Salk Institute for Biological Studies and Amsterdam Molecular Therapeutics BV, RNA export element WPRE	February 8, 2008	Non-exclusive, non-transferable

Asklepios Biopharmaceutical Inc. (AskBio)	Non-exclusive license agreement	September 3, 2010	Non-exclusive, sublicensable

Protein Sciences Corporation	License agreement — non-exclusive (expressSF+ cells)	March 22, 2007	Non-exclusive, non-sublicensable

	License agreement — non-exclusive (expressSF+ cells) - AMENDMENT	June 13, 2012	Exclusive (with respect to Product), sublicensable

Text of Agreements:

[full text of agreements to be provided to Chiesi on CD-ROM within [**] Business Days after signing of this Agreement]

SCHEDULE 8.1(a)
Commercially Reasonable Efforts

At all times during the Term Chiesi shall in no event use less than Commercially Reasonable Efforts to Commercialize the Product as further described in this Schedule 8.1(a). Such efforts shall include:

Compliance with Marketing Plan and Budget

Chiesi shall perform all activities related to the Commercialization of the Product set forth in the marketing plan and budget to be agreed upon between the Parties annually (the “Marketing Plan”). The Marketing Plan shall require Chiesi to perform promotional activities typically applied in the pharmaceutical industry for orphan drugs, to draw the attention and interest to the Product and to render technical support to explain the efficacy of the Product, including detailing and training physicians, pharmacists or other prescribers. The detailing of the Products shall include: (a) regular visits and calls made to physicians and pharmacists by Chiesi’s marketing/detailing staff to provide Product information; and (b) activities implemented to call the attention of physicians, pharmacists and other prescribers such as organizing conferences, seminars, physicians- and pharmacists training sessions(including responsibility of the risk management plan (RMP) required with training materials in local language), lectures, mailings with announcements and product brochures, publications in professional magazines, and participation in trade exhibitions or symposia, subject to the requirements and limitations of any Applicable Laws.

The Marketing Plan shall further include details on the responsibility of Chiesi for (a) the provision and review of marketing materials, (b) training and maintaining a sufficient number of suitably qualified sales force, (c) training and maintaining a sufficient number of suitably qualified medical personnel, (d) collection and conveyance to uniQure of general market data (including customer requirements with respect to the Product; market analysis; and competition.

The Marketing Plan for the first year of the Agreement, attached hereto as Appendix A, sets forth the obligations of Chiesi in connection with the First Commercial Sale of the Product in the Territory.

Allocation of Minimum FTEs

Chiesi shall allocate a minimum number of FTEs in the Territory as follows (“Minimum FTEs”):

•                  1st anniversary after the Effective Date: [**] FTEs

•                  2nd anniversary after the Effective Date: [**] FTEs

•                  3rd anniversary after the Effective Date: [**] FTEs

•                  4th anniversary after the Effective Date: [**] FTEs

•                  5th  anniversary after the Effective Date: [**] FTEs

Beginning in 2013, prior to [**] of each year, Chiesi shall submit the Marketing Plan for any subsequent years to uniQure for its review and approval, which shall not be unreasonably withheld or delayed.

Setting of Target Price

First Submission (Germany) by uniQure

Notwithstanding the provisions hereunder, but without prejudice to Section 4.1(f)(ii), the Parties hereby agree that uniQure shall submit a dossier to the competent reimbursement body in Germany (GBA) before end 2013, which shall include a target manufacturer selling price (Herstellerabgabepreis) (the “Target Price”) of no less than EUR [**]. In case upon further investigation Chiesi is of the opinion that such Target Price in Germany can only be set at a lower level, Chiesi shall start consultations with uniQure on such lower Target Price at least [**] prior to uniQure submitting the dossier to the competent reimbursement body with the goal of both Parties agreeing to a lower Target Price mutually acceptable to the Parties. If the Parties cannot agree on such mutual lower Target Price before the end of such [**] period, uniQure shall submit the dossier to the competent reimbursement body with a Target Price of at least EUR [**]. The Target Price submitted to the German GBA is to be used as reference price in the other European countries mentioned below and hence such Target Price shall be used for all submissions by Chiesi in such other European countries.

In line with the Marketing Plan, Chiesi shall start with the Commercialization of the Product in Germany irrespective of the competent reimbursement body having rendered its final decision, provided all other requirements to start Commercializing the Product in Germany have been fulfilled.

Timelines for Price and Reimbursement Submissions in other European countries by Chiesi, unless otherwise agreed upon between the Parties in due course

[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  A total of 42 pages were omitted. [**]

SCHEDULE 8.1(b)
Approved Activities

[**]

SCHEDULE 9.1
Upstream Licenses Relevant for Condition Precedent

Licensor	Title of Agreement	Date	Note
Xenon Pharmaceuticals Inc. (formerly Xenon Genetics Inc.)	Sublicense and research agreement between Xenon Genetics Inc. and Amsterdam Molecular Therapeutics BV	June 18, 2001	Exclusive sublicensable, not further sublicensable without written consent
US Public Health Service (PHS, NIH, HHS)	Public Health Service Patent License Agreement - Nonexclusive	May 2, 2007	Non-exclusive, sub-licensable upon written approval prior review
Ampliphi Biosciences Corporation (legal successor of Targeted Genetics)	License agreement Amendment No1 to the license agreement	December 5, 2006 March 12, 2012	Non-exclusive, non-sublicensable
Aventis Pharma S.A.	License agreement	December 20, 2006	Exclusive, non-transferable and non-assignable
Salk Institute for Biological Studies	License agreement between Salk Institute for Biological Studies and Amsterdam Molecular Therapeutics BV, RNA export element WPRE	February 8, 2008	Non-exclusive, non-transferable

Note:

The Parties agree that the condition precedent may be fulfilled not only by subcontracting of the rights and licenses licensed by uniQure as licensee under the Existing Third Party Licenses but also by equivalent arrangements mutually agreed between the Parties and the respective Third Party licensor (for instance in cases, where the Third Party licensor (such as the Salk Institute for Biological Studies) is of the opinion that a sublicense is not required for the activities performed by Chiesi, its Affiliates and Sub-distributors in connection with this Agreement).